UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
MARITRANS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value per share.
(2) Aggregate number of securities to which transaction applies: 12,029,048 shares of Common Stock, options to purchase 200,533 shares of Common Stock and 132,736 shares of restricted stock.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $37.50 per share.
(4) Proposed maximum aggregate value of transaction: $ 456,936,4191
(5) Total fee paid: $ 48,892
☑ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

[1]	Calculated as of the close of business on October 9, 2006, based on 12,029,048 shares of Common Stock at $37.50 per share and outstanding options to purchase 200,533 shares of Common Stock with exercise prices on a per share basis lower than $37.50.

October 26, 2006

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Maritrans Inc., to be held on November 28, 2006, at 9:00 a.m. local time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania.

At the special meeting, we will ask you to adopt the merger agreement among us, Overseas Shipholding Group, Inc. and a wholly owned subsidiary of Overseas Shipholding Group. If the merger is completed, you will be entitled to receive $37.50 in cash, without interest, for each share of our common stock that you own.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Your vote is important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of our outstanding shares of common stock. Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement. Only stockholders who owned shares of our common stock at the close of business on October 20, 2006 will be entitled to vote at the special meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. If you hold your shares in “street name”, you should instruct your broker how to vote in accordance with your voting instruction form.

This proxy statement explains the proposed merger and merger agreement, and provides specific information concerning the special meeting. Please review this document carefully.

Sincerely,

Jonathan P. Whitworth
Chief Executive Officer

This proxy statement is dated October 26, 2006, and is first being mailed to stockholders of Maritrans Inc. on or about October 26, 2006.

MARITRANS INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on November 28, 2006

To the stockholders of Maritrans Inc.:

We will hold a special meeting of the stockholders of Maritrans Inc. at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, on November 28, 2006 at 9:00 a.m., local time, and any adjournments or postponements thereof, for the following purposes:

1. To consider and vote upon a proposal to adopt the merger agreement among Overseas Shipholding Group, Inc., Marlin Acquisition Corporation, a wholly owned subsidiary of Overseas Shipholding Group, and us. In the merger, Marlin Acquisition Corporation will merge with and into Maritrans, with Maritrans surviving as a wholly owned subsidiary of Overseas Shipholding Group, and each outstanding share of our common stock will be converted into the right to receive $37.50 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the meeting to adopt the merger agreement; and

3. To transact such other business that may properly come before the special meeting and any adjournments or postponements of the special meeting.

We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

Only stockholders who owned shares of our common stock at the close of business on October 20, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting. This proxy statement describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention. Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in the accompanying proxy statement. See “The Merger — Appraisal Rights” on page 23.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT PROPOSAL.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement. Any stockholder present at the special meeting, including any adjournments or postponements of it, may revoke such stockholder’s proxy and vote personally on the proposal to adopt the merger agreement. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against the adoption of the merger agreement, but will have no effect on the adjournment proposal.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the board of directors,

Sincerely,

Walter T. Bromfield
Secretary

Tampa, Florida
October 26, 2006

i

ANNEXES:

Annex A — Agreement and Plan of Merger
Annex B — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex C — Section 262 of the Delaware General Corporation Law

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Maritrans as a result of the merger?

A:	If the merger is completed, Marlin Acquisition Corporation, a wholly owned subsidiary of Overseas Shipholding Group, will merge with and into Maritrans, with Maritrans surviving as a wholly owned subsidiary of Overseas Shipholding Group.

Q:	What will happen to my shares of Maritrans common stock after the merger?

A:	Upon completion of the merger, each share of our outstanding common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $37.50 in cash, without interest.

Q:	What will happen to my options after the merger?

A:	Pursuant to the merger agreement, we will take all action necessary to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that, upon completion of the merger, each option outstanding immediately prior to the completion of the merger will be canceled and the holder of that option will be entitled to receive a single lump sum cash payment equal to the number of shares of our common stock for which the option was exercisable, multiplied by the excess, if any, of the $37.50 per share merger consideration over the per share exercise price of the option. No payment will be made with respect to options that have per share exercise prices equal to or greater than $37.50.

Q:	What will happen to my shares of restricted stock after the merger?

A:	Pursuant to the merger agreement, we will take all action necessary to cause all restrictions on the outstanding shares of our restricted stock to lapse so that, upon completion of the merger, the holders of shares of restricted stock outstanding will be entitled to receive $37.50 per share, without interest.

Q:	Will I receive dividends on my shares of Maritrans common stock for periods prior to the effective time of the merger?

A:	No. The merger agreement restricts us from paying dividends on, or making any other distributions with respect to, any of our shares of capital stock. See “The Merger Agreement — Covenants” beginning on page 31.

Q:	Will the merger be taxable to me?

A:	Generally, yes. The receipt of $37.50 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. For U.S. Federal income tax purposes, generally you will realize taxable gain or loss as a result of the merger measured by the difference, if any, between $37.50 per share and your adjusted tax basis in that share. The receipt of cash in exchange for our outstanding options will also be a taxable transaction for U.S. Federal income tax purposes, as described more fully below.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 22 for a more complete discussion of the Federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What vote of our stockholders is required to approve the proposals?

A:	For us to complete the merger, stockholders holding at least a majority of the outstanding shares of our common stock must vote “FOR” the adoption of the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. You should read “The Merger — Appraisal Rights” beginning on page 24 for a more complete discussion of appraisal rights under Delaware law.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement.

Q:	What happens if I do not submit a proxy or vote in person at the special meeting?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement. However, for the proposal to adjourn the special meeting, the required vote is based on the number of shares of our common stock present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will not count as present and entitled to vote on the proposal to adjourn the meeting. As a result, failures to submit a proxy or vote in person, abstentions and broker non-votes will have no effect on the vote to adjourn the meeting. The special meeting will take place on November 28, 2006, at 9:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, prior to the special meeting, you must submit your notice of revocation or your new proxy to us at Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602, Attention: Judith Cortina, Director of Finance and Controller. Third, you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy or vote in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Q:	If my Maritrans shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A:	Your broker or bank will vote your Maritrans shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Maritrans stock certificates. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods, before the merger can be completed. We currently expect to complete the merger promptly following the special meeting of our stockholders and satisfaction of such closing conditions.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should call Innisfree M&A Incorporated, the proxy solicitor for the special meeting, at:

Innisfree M&A Incorporated 501 Madison Avenue 20th Floor New York, NY 10022 Stockholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833

Alternatively, you may contact us at:

Maritrans Inc. Two Harbour Place 302 Knights Run Avenue Suite 1200 Tampa, FL 33602 (813) 209-0600 Attention: Judith Cortina, Director of Finance and Controller

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. You should carefully read this entire proxy statement and the other documents to which we have referred you. See also “Where You Can Find Additional Information” on page 46. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Maritrans Inc., Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602, Telephone: (813) 209-0600 (see page 9).  Maritrans is a U.S.-based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans employs a fleet of 11 tugs, 11 barges and five tankers and has three large articulated tug barges under construction. Approximately 75 percent of our oil carrying fleet capacity is double-hulled with a fleet capacity aggregating approximately 3.4 million barrels, 79 percent of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.

Overseas Shipholding Group, Inc., 666 Third Avenue, New York, New York 10017, Telephone: (212) 953-4100 (see page 9).  Overseas Shipholding Group is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 115 vessels aggregating 12.8 million dwt and 865,000 cbm, as of today’s date. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, Overseas Shipholding Group is committed to setting high standards of excellence for its quality, safety and environmental programs. Overseas Shipholding Group is recognized as one of the world’s most customer-focused marine transportation companies, with offices in Athens, Ft. Lauderdale, London, Manila, Montreal, Newcastle, New York City and Singapore.

Marlin Acquisition Corporation, c/o OSG Ship Management, Inc., 666 Third Avenue, New York, New York 10017, Telephone: (212) 953-4100 (see page 9).  Marlin Acquisition Corporation is a wholly-owned subsidiary of Overseas Shipholding Group. Marlin Acquisition Corporation was formed solely for the purpose of facilitating the acquisition of our company by Overseas Shipholding Group.

The Special Meeting

Date, Time and Place (see page 10).  The special meeting of our stockholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, at 9:00 a.m., local time, on November 28, 2006. At the special meeting, our stockholders will be asked to adopt the merger agreement and to vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement.

Record Date, Voting Power (see page 10).  Our stockholders are entitled to vote at the special meeting if they owned shares of our common stock as of the close of business on October 20, 2006, the record date. On the record date, there were 12,029,048 shares of our common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date.

Voting and Revocability of Proxies (see pages 10-11).  Stockholders should complete, date and sign the accompanying proxy and promptly return it in the pre-addressed accompanying envelope. Brokers or banks holding shares in “street name” may vote the shares only if the stockholder provides instructions on how to vote. Brokers or banks will provide stockholders with directions on how to instruct the broker or bank to vote the shares. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

We do not expect any other business to come before the special meeting. If other business properly comes before the special meeting, the persons named as proxies will vote in accordance with their judgment.

A stockholder may revoke such stockholder’s proxy at any time prior to its use by delivering a signed notice of revocation or a later-dated, signed proxy to Judith Cortina, our Director of Finance and Controller. In addition, a stockholder may revoke such stockholder’s proxy by delivering, on the day of the special meeting, a signed notice of revocation or a later-dated signed proxy to the chairman of the special meeting. A stockholder also may revoke such stockholder’s proxy by attending the special meeting and voting in person. Attendance at the special meeting does not in itself result in the revocation of a proxy or cause shares to be voted.

Vote Required (see page 10).  The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date. The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon.

Shares Owned by Our Directors and Executive Officers (see page 10).  On the record date, our directors and executive officers beneficially owned and were entitled to vote 459,021 shares of our common stock, which represented approximately 3.8% of the shares of our common stock outstanding on that date.

Solicitation of Proxies and Expenses (see page 11).  We will bear the cost and expense associated with the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone, internet, facsimile, or other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. Innisfree M&A Incorporated will assist in our solicitation of proxies.

The Merger

Structure of the Merger (see page 27).  This proxy statement relates to the proposed acquisition of our company by Overseas Shipholding Group pursuant to a merger agreement, dated as of September 25, 2006, among Overseas Shipholding Group, Marlin Acquisition Corporation, a wholly owned subsidiary of Overseas Shipholding Group, and us. If the merger is completed, we will become a wholly owned subsidiary of Overseas Shipholding Group.

Consideration (see page 28).  At the closing of the merger, our stockholders will be entitled to receive, for each share of our common stock they hold, $37.50 in cash, without interest. Based on the number of shares of our common stock outstanding on September 25, 2006 and assuming the conversion of all options exercisable for our common stock, the aggregate consideration paid by Overseas Shipholding Group to our stockholders will be approximately $460 million.

Options (see page 28).  Pursuant to the merger agreement, we will take all action necessary to adjust the terms of all outstanding options to acquire shares of our common stock, whether vested or unvested, to provide that, upon completion of the merger, each option outstanding immediately prior to the completion of the merger will be canceled and the holder of that option will be entitled to receive a single lump sum cash payment equal to the number of shares of our common stock for which the option was exercisable, multiplied by the excess, if any, of the $37.50 per share merger consideration over the per share exercise price of the option; provided, however, if the calculation described above results in zero or a negative number, no payment will be made with respect to the option.

Restricted Stock (see page 28).  Pursuant to the merger agreement, we will take all action necessary to cause all restrictions on the outstanding shares of our restricted stock to lapse so that, upon completion of the merger, the holders of shares of restricted stock outstanding will be entitled to receive $37.50 per share, without interest.

Closing.  In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods, before the merger can be completed. We currently expect to complete the merger promptly following the special meeting of our stockholders and satisfaction of such closing conditions.

Recommendation of our Board of Directors (see page 16)

Our board of directors has determined that the merger agreement is advisable, and that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

Opinion of our Financial Advisor (see page 16)

Our board of directors engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to such holders, other than Overseas Shipholding Group and its affiliates. On September 25, 2006, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $37.50 in cash per share of our common stock pursuant to the merger was fair from a financial point of view to the holders of our common stock, other than Overseas Shipholding Group and its affiliates. A copy of Merrill Lynch’s written opinion, which sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch, is attached to this proxy statement as Annex B. Each holder of our common stock is encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of directors, does not address the merits of the underlying decision by us to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the proposed merger or any related matter. See “The Merger — Opinion of Our Financial Advisor — Merrill Lynch” beginning on page 16.

Interests of Our Directors and Executive Officers in the Merger (see page 20)

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests, including:

•	our executive officers are entitled to benefits under severance and non-competition agreements pursuant to which they will receive severance benefits if their employment is terminated following the completion of the merger under specified circumstances;

•	upon completion of the merger, each outstanding option, whether or not it is vested, to purchase shares of our common stock held by directors and executive officers, as well as our employees and former employees, will be canceled in exchange for a cash payment equal to the excess of the $37.50 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option;

•	all outstanding shares of restricted stock, whether or not vested, held by directors and executive officers, as well as our employees, former employees and consultants, will be canceled upon the completion of the merger in exchange for a cash payment equal to the $37.50 per share merger consideration multiplied by the number of shares of our restricted stock held by the individual;

•	upon the closing of the merger transaction, our current Chief Executive Officer, Jonathan P. Whitworth, will serve as Senior Vice President of Overseas Shipholding Group pursuant to an employment agreement entered into between Mr. Whitworth and Overseas Shipholding Group; and

•	the terms of the merger agreement provide for the continued indemnification and liability insurance coverage of our current directors and executive officers.

Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement. For a more complete description, see “The Merger — Interests of Our Directors and Executive Officers in the Merger”.

Material U.S. Federal Income Tax Consequences of the Merger (see page 22)

The receipt of $37.50 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. For U.S. Federal income tax purposes, generally you will realize a taxable gain or loss as a result of the merger measured by the difference, if any, between $37.50 per share and your adjusted tax basis in that share. The receipt of cash in exchange for the outstanding options will be a taxable transaction for U.S. Federal income tax purposes. Holders of options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will generally recognize a gain or loss equal to the difference between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. Persons who received their options in connection with their employment by, or provision of services to, us generally will recognize ordinary income or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 22 for a more complete discussion of the Federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to fully understand the tax consequences of the merger to you.

Appraisal Rights (see page 24)

Stockholders who do not wish to accept the $37.50 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $37.50 in cash per share merger consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal until the completion of the merger.

Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Annex C to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

The Paying Agent

American Stock Transfer & Trust Company or another comparable institution will act as the paying agent in connection with the merger. After the merger is completed, you will receive a transmittal form from American Stock Transfer & Trust Company with instructions for the surrender of Maritrans stock certificates.

Regulatory Filings and Approvals Required to Complete the Merger (see page 24)

The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has expired or been terminated. Overseas Shipholding Group and we filed the required notification and report forms on September 27, 2006 and September 28, 2006, respectively. We received notice that the waiting period had been terminated on October 16, 2006. The completion of the merger also is subject to compliance with applicable laws of the State of Delaware.

The Merger Agreement (see page 30)

The merger agreement summary contained in this proxy statement provides a detailed description of our representations and warranties to Overseas Shipholding Group, covenants relating to the conduct of our business, consents and approvals required for and conditions to the completion of the merger and our ability to consider other acquisition proposals, in each case as provided in the merger agreement. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the $37.50 per share merger consideration at the effective time of the merger and includes provisions with respect to the exchange of certificates representing shares of our common stock for the merger consideration.

Termination of the Merger Agreement (see page 41)

The merger agreement contains provisions addressing the circumstances under which Overseas Shipholding Group or we may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, we may be required to pay Overseas Shipholding Group a termination fee of $10 million. For a more complete description, see “The Merger Agreement — Termination” and “— Fees and Expenses”.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT
AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN
ITS ENTIRETY.

THE COMPANIES

Maritrans Inc.

Maritrans is a leading provider of marine transportation services to the oil and petroleum industries along the Gulf and Atlantic Coasts of the United States. We are also the leading provider of lightering services in the Delaware Bay area. To a lesser extent, we provide transportation services from the Gulf Coast to the West Coast of the United States. We operate one of the largest Oil Pollution Act of 1990, or OPA, compliant double-hulled fleets and one of the largest fleets serving the U.S. coastwise trade.

We operate in the U.S. coastwise trade under the Jones Act, which mandates that vessels engaged in trade between U.S. ports must be built in the U.S., operate under the U.S. flag, be at least 75% owned and operated by U.S. citizens and must be manned by a U.S. crew. We currently employ a fleet of 11 tugs, 11 barges and five tankers and have three large articulated tug barges under construction. Approximately 75% of our oil carrying fleet capacity is double-hulled and OPA-compliant.

Our largest vessel has a capacity of approximately 410,000 barrels and our current oil carrying fleet capacity aggregates approximately 3.4 million barrels, 79% of which is barge capacity. For each of the last five years, we have transported over 173 million barrels of crude oil and petroleum products for our customers. We provide marine transportation services for refined petroleum and petroleum products, or “clean” oil, from refineries located primarily in Texas, Louisiana and Mississippi to distribution points along the Gulf and Atlantic Coasts, generally south of Cape Hatteras, North Carolina and particularly into Florida, and, to a lesser extent, to the West Coast. We also provide lightering services primarily to refineries on the Delaware River. Lightering is a process of off-loading crude oil or petroleum products from deeply laden inbound tankers into smaller tankers and barges, which enables the larger inbound tanker to navigate draft-restricted rivers and ports to discharge cargo at refineries or terminals.

We were incorporated in the State of Delaware in 1992, and we currently have approximately 485 employees. Our principal executive offices are located at Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602, and our telephone number is (813) 209-0600. Additional information regarding our business is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 9.

Overseas Shipholding Group, Inc.

Overseas Shipholding Group is one of the world’s leading independent bulk shipping companies engaged primarily in the ocean transportation of crude oil and petroleum products. Overseas Shipholding Group owns or operates a modern fleet of 91 vessels (aggregating 11.6 million deadweight tons), of which 81 vessels operate in the international market and 10 operate in the U.S. flag market. Overseas Shipholding Group’s newbuilding program of 24 vessels, scheduled for delivery from late 2006 through 2010, spans each of its business segments: crude oil transportation, refined petroleum product carriers, gas and U.S. Flag.

Overseas Shipholding Group’s vessel operations are organized into strategic business units, each with dedicated chartering and commercial personnel. Overseas Shipholding Group’s technical ship management operations and corporate departments support vessel operations worldwide.

Overseas Shipholding Group was incorporated in the State of Delaware in 1969, and it currently has 3,437 employees comprising 3,187 seagoing personnel and 250 shore side staff. Overseas Shipholding Group’s principal executive offices are located at 666 Third Avenue, New York, NY 10017, and its telephone number is (212) 953-4100. Additional information regarding Overseas Shipholding Group’s business is contained in its filings with the Securities and Exchange Commission, which can be accessed free of charge from the Securities and Exchange Commission web site at www.sec.gov.

Marlin Acquisition Corporation

Marlin Acquisition Corporation is a wholly owned subsidiary of Overseas Shipholding Group. Marlin Acquisition Corporation is a Delaware corporation that was formed solely for the purpose of facilitating the acquisition of our company by Overseas Shipholding Group. The address of its principal executive offices is c/o OSG Ship Management, Inc., 666 Third Avenue, New York, NY 10017, and the telephone number at that address is (212) 953-4100.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders, as of the record date, as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our stockholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, at 9:00 a.m., local time, on November 28, 2006.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to adopt the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the meeting to adopt the merger agreement. Our board of directors has determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders, and has unanimously approved and declared advisable the merger agreement and recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on October 20, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, shares of our common stock were issued and outstanding and held by approximately 553 holders of record. A quorum will be considered present at the special meeting if a majority of all the shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding on the record date. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

Approval of the adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will not count as present and entitled to vote on the proposal to adjourn the meeting. As a result, the failure by the holder of any of our shares of common stock to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have no effect on the adjournment proposal.

Shares Owned by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 459,021 shares of our common stock, which represented approximately 3.8% of the shares of our common stock outstanding on that date.

Voting of Proxies

All shares represented by properly executed proxies received prior to the special meeting will be voted at the special meeting in the manner specified by such proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement or the adjournment proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement but will not affect the adjournment proposal. Brokers or banks who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement, then, in either case, the shares will be counted as present for purposes of determining whether a quorum exists, will not be voted on the proposal to adopt the merger agreement and will effectively count as votes against the adoption of the merger agreement but will not effect the adjournment proposal.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

A stockholder can change such stockholder’s vote or revoke such stockholder’s proxy at any time before the proxy is voted at the special meeting. A stockholder may accomplish this in one of three ways. First, a stockholder can send a written notice stating that it would like to revoke its proxy. Second, a stockholder can complete and submit a new proxy bearing a later date. If a stockholder chooses either of these two methods, prior to the special meeting, it must submit its notice of revocation or its new proxy to us at Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602, Attention: Judith Cortina, Director of Finance and Controller. Third, a stockholder can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy, or vote in person. Attendance at the special meeting will not in and of itself result in the revocation of a proxy or cause shares to be voted. If you have instructed your broker to vote your shares, you must follow directions from your broker to change these instructions.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

Innisfree M&A Incorporated will assist in our solicitation of proxies. We will pay Innisfree M&A Incorporated a fee of $15,000, will reimburse Innisfree M&A Incorporated for certain out-of-pocket expenses, and will indemnify Innisfree M&A Incorporated against certain losses arising out of its proxy solicitation services on our behalf.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the merger.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

On July 12, 2006, Mr. Jonathan P. Whitworth, our Chief Executive Officer, received an unsolicited call from Mr. Morten Arntzen, the President and Chief Executive Officer of Overseas Shipholding Group, requesting a meeting to discuss the future of both companies. Mr. Whitworth agreed to the meeting, but informed Mr. Arntzen that we were not for sale.

On July 20, 2006, at a meeting in Tampa, Florida, Mr. Arntzen conveyed to Mr. Whitworth that his company would be interested in acquiring Maritrans and wanted to commence financial due diligence in order to develop an initial indication of interest. Mr. Whitworth indicated that he would discuss the proposal internally and respond shortly.

Later that day, Mr. Whitworth discussed Mr. Arntzen’s proposal with Walter T. Bromfield, our Chief Financial Officer, and William A. Smith, the Chairman of our board of directors. It was decided that the proposal would be presented to our board of directors at its regularly scheduled meeting on July 30, 2006.

Mr. Whitworth and Mr. Arntzen spoke on July 21 and 27, 2006, regarding the structure of a potential strategic transaction between the companies, including a potential joint venture in which we and Overseas Shipholding Group would jointly own the general partner of a Jones Act master limited partnership. It was agreed that they would speak again following our board of directors meeting on July 30th.

At a regularly scheduled meeting of our board of directors on July 30, 2006, Mr. Whitworth informed the board of his discussions with Mr. Arntzen. The board formed a committee, consisting of Messrs. Smith and Whitworth, Robert J. Lichtenstein and Brent A. Stienecker, to evaluate and, if appropriate, negotiate the proposal and report back to the full board periodically during the process. The board instructed Mr. Whitworth to inform Mr. Arntzen that his proposal was being evaluated and he would receive a response on or about August 4th. Finally, the board approved the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, as our financial advisors in evaluating potential strategic transactions. Mr. Whitworth conveyed the board’s response to Mr. Arntzen on August 1, 2006.

On August 3, 2006, Messrs. Lichtenstein, Smith, Stienecker, Whitworth and Bromfield met in Houston, Texas with representatives from Merrill Lynch and a representative from Morgan, Lewis & Bockius LLP, our legal counsel, to discuss Mr. Arntzen’s proposal as well as other strategic alternatives available to us. The committee then decided to continue discussions with Overseas Shipholding Group, but to limit the discussions to a joint venture master limited partnership at that time. This message was conveyed to Mr. Arntzen by Mr. Whitworth on August 4, 2006.

On August 14, 2006, Mr. Arntzen contacted Mr. Whitworth and told him that he and his board of directors believed that the master limited partnership structure, formed as a joint venture with us, would be too complicated and expensive and that he was authorized to pursue an acquisition of us. Mr. Whitworth reiterated our board’s instructions to continue to pursue the master limited partnership structure, and indicated that he would be sending a draft mutual nondisclosure agreement for the parties to enter into prior to commencing discussions. A draft of the agreement was sent to UBS Securities LLC, financial advisor to Overseas Shipholding Group, on August 15, 2006.

On August 22, 2006, Mr. Arntzen informed Mr. Whitworth that his board of directors was not interested in pursuing the joint venture master limited partnership structure with Maritrans, but continued to be interested in acquiring us.

At a meeting of the committee of our board of directors held on August 27, 2006, Mr. Whitworth updated the committee on the status of the discussions. Representatives from Merrill Lynch discussed the proposal with the committee. After extensive discussions, the committee instructed Mr. Whitworth to expand the discussions with Overseas Shipholding Group to include a sale of us.

At a meeting on August 30, 2006, the committee of our board of directors reviewed with our management and legal and financial advisors the status of the discussions with Overseas Shipholding Group, certain valuation considerations and next steps. A representative from Morgan, Lewis & Bockius LLP also reviewed the directors’ fiduciary duties to our stockholders in the context of the discussions. The committee instructed Mr. Whitworth to complete negotiations on the nondisclosure agreement and begin discussions on a potential transaction, provided that Mr. Arntzen confirmed that the parties were relatively close on a potential price for the transaction at that time.

Later that day, Mr. Whitworth informed Mr. Arntzen that he was authorized to enter into the nondisclosure agreement and commence financial due diligence, but that an offer in the $35.00 — $40.00 range would be necessary for our board of directors to consider moving forward with discussions. Mr. Arntzen confirmed that such a range was within the range that Overseas Shipholding Group would be prepared to consider.

Throughout the month of August, the members of the committee of our board of directors frequently updated the other members of our board on the status of the discussions with Overseas Shipholding Group.

On September 5, 2006, we entered into a mutual nondisclosure agreement with Overseas Shipholding Group.

On September 6, 2006, Messrs. Whitworth and Bromfield and representatives from Merrill Lynch, on our behalf, met at the UBS offices in New York City with representatives of Overseas Shipholding Group, including Mr. Arntzen and Myles R. Itkin, Executive Vice President, Chief Financial Officer and Treasurer of Overseas Shipholding Group, and representatives of UBS to perform financial due diligence on us. We provided additional financial diligence materials in the days following the meeting.

On September 13, 2006, Mr. Arntzen contacted Mr. Whitworth to inform him that his board of directors was willing to make an offer of $36.75 per share in cash to acquire us.

The committee of the board of directors met twice on September 13, 2006. Mr. Whitworth provided the committee with a detailed update on the status of the discussions. The committee had extensive discussions with representatives from Merrill Lynch and Morgan, Lewis & Bockius LLP. The committee decided that Mr. Whitworth would convey a price of $37.50 to Mr. Arntzen, stressing that the offer was subject to the approval of our full board of directors. The committee also decided that, given the confidential nature of the discussions, the parties should work towards entering into a definitive agreement as quickly as possible. Mr. Whitworth conveyed the committee’s position to Mr. Arntzen on September 14, 2006, and Mr. Arntzen indicated that his board would be willing to offer a price of $37.50 per share, subject to the completion of due diligence and agreement on the other terms and conditions of the proposed transaction. Mr. Whitworth updated the committee on his discussion later that day.

Throughout the month of September, the members of the committee of our board of directors frequently updated the other members of our board on the status of the discussions with Overseas Shipholding Group.

During the remainder of the week of September 11, 2006 and the week of September 18, 2006, Overseas Shipholding Group performed extensive business, financial, technical and legal due diligence of our business and vessels.

At a special meeting of our board of directors held on September 15, 2006, Mr. Whitworth updated the board on the status of the discussions with Overseas Shipholding Group. Our legal advisors reviewed the structure and material terms of the transaction and representatives from Merrill Lynch reviewed with the board certain valuation considerations of the proposed transaction.

On September 18, 2006, Cravath, Swaine & Moore LLP, Overseas Shipholding Group’s legal advisor, circulated a draft merger agreement to our legal advisor, Morgan, Lewis & Bockius LLP. Thereafter, the parties and their respective representatives and advisors had numerous conference calls to review and negotiate the terms of the merger agreement.

On September 21, 2006, our board of directors held a special meeting in New York City to review and discuss the status of the proposed transaction. Representatives of our legal advisors reviewed with the board its fiduciary duties in connection with its consideration of the proposed transaction, and also detailed the material proposed terms of the merger agreement with Overseas Shipholding Group. Representatives from Merrill Lynch then reviewed with the board financial aspects of the proposed transaction with Overseas Shipholding Group. After extensive discussions, the board instructed Mr. Whitworth to inform Mr. Arntzen that the board was willing to move forward with the proposed transaction with Overseas Shipholding Group provided that Overseas Shipholding Group made an offer of $37.50 per share and that all remaining issues in the merger agreement were resolved to the satisfaction of the board.

Following the board meeting, Mr. Whitworth contacted Mr. Arntzen and conveyed the consensus reached by our board of directors and Mr. Arntzen confirmed that Overseas Shipholding Group was willing to make an offer of $37.50 per share.

Our representatives and representatives of Overseas Shipholding Group and our respective legal advisors substantially finalized the definitive documentation relating to the proposed transaction over the weekend of September 23, 2006. On September 25, 2006, at a special meeting attended by all of our directors, our management and our legal and financial advisors, our board of directors met to approve the proposed transaction with Overseas Shipholding Group. Mr. Whitworth reported to the board that Overseas Shipholding Group had made an offer at $37.50 per share in cash. Representatives of our legal advisors reviewed with the board the status of the legal documentation. In addition, Merrill Lynch reviewed with the board its financial analysis of the merger consideration and delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $37.50 in cash per share of our common stock pursuant to the merger was fair from a financial point of view to the holders of our common stock, other than Overseas Shipholding Group and its affiliates. After an extensive discussion, the directors unanimously approved the merger agreement and determined that it is fair, advisable to, and in the best interests of, our stockholders and authorized management to execute the merger agreement.

Later that morning, the parties executed the merger agreement and, prior to the commencement of trading on September 25, 2006, issued a joint press release publicly announcing the execution of the merger agreement.

Reasons for the Merger

Our board of directors, at a special meeting held on September 25, 2006, unanimously determined that the merger agreement is fair, advisable to, and in the best interests of our stockholders and unanimously approved the merger agreement. Accordingly, the board of directors unanimously recommends that you vote FOR the adoption of the merger agreement at the special meeting.

In the course of determining that the merger agreement is fair, advisable to and in the best interests of our stockholders, our board of directors consulted with management, as well as its legal and financial advisors, and considered the following potentially positive factors:

•	the potential stockholder value that could be expected to be generated from remaining an independent company and executing on the company’s long-term strategic plan, as well as the risks and uncertainties associated with such plan, and the assessment by management and our board of directors that this alternative was not reasonably likely to create greater value for our stockholders than the merger;

•	the familiarity of our board of directors with, and information provided by management as to, our business, financial condition, results of operations and competitive position, the nature of our business and our strategic objectives, and the risks involved in achieving those objectives, as well as information provided by management and our financial advisor as to the industry in which we compete and general economic and market conditions;

•	the current and historical market prices of our common stock relative to the $37.50 per share merger consideration, and the fact that $37.50 per share represented a 47% premium over the closing price of our common stock on September 22, 2006 (the last trading day prior to the announcement of the transaction) and a 51% premium to the average closing price of our common stock over the 20 trading day period up to and including September 22, 2006;

•	the belief by our board of directors that we have obtained the highest price per share that Overseas Shipholding Group is willing to pay, taking into account the improvement in terms as a result of the negotiations between the parties;

•	our assessment as to the likelihood that a third party would offer a higher price than Overseas Shipholding Group;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of our common stock compared to a transaction in which stockholders would receive stock;

•	the financial presentation of Merrill Lynch, including its opinion, dated September 25, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our common stock, other than Overseas Shipholding Group and its affiliates, as more fully described below under “The Merger — Opinion of Our Financial Advisor — Merrill Lynch”;

•	the fact that the merger would be subject to the approval of our stockholders and that, if a higher offer were to be made to our stockholders prior to the completion of the merger, our stockholders would be free not to approve the merger with Overseas Shipholding Group;

•	the availability of appraisal rights for our stockholders who properly exercise their statutory appraisal rights;

•	the view of our board of directors, based on the advice of management and after consultation with our legal advisors, that the regulatory approvals necessary to complete the merger could be obtained; and

•	the terms of the merger agreement, as reviewed by our board of directors with our legal advisors, including:

•	sufficient operating flexibility for us to conduct our business in the ordinary course between signing and closing;

•	the absence of a financing condition; and

•	our ability to furnish information to and conduct negotiations with a third party under appropriate circumstances, as more fully described under “The Merger Agreement — No Solicitation”.

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth;

•	that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay to Overseas Shipholding Group a termination fee if the merger agreement is terminated under certain circumstances, all of which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders (see “The Merger Agreement — Conditions to the Completion of the Merger”); and

•	the possibility of disruption to our operations following announcement of the merger, and the resulting effect on our company if the merger does not close.

During its consideration of the transaction with Overseas Shipholding Group, our board of directors was also aware that all of our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger”.

While our board of directors considered potentially negative and potentially positive factors, our board of directors concluded that, overall, the potentially positive factors sufficiently outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by our board of directors in its consideration of the merger. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

Our board of directors has determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders. Accordingly, our board of directors has unanimously approved and declared advisable the merger agreement and recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor — Merrill Lynch

The Maritrans board of directors engaged Merrill Lynch to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the holders of Maritrans common stock pursuant to the merger was fair from a financial point of view to such holders, other than Overseas Shipholding Group and its affiliates.

On September 25, 2006, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to the Maritrans board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $37.50 in cash per share of common stock pursuant to the merger was fair from a financial point of view to the holders of Maritrans common stock, other than Overseas Shipholding Group and its affiliates. A copy of Merrill Lynch’s written opinion is attached to this document as Annex B.

Merrill Lynch’s written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Maritrans common stock is encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of the Maritrans board of directors, does not address the merits of the underlying decision by Maritrans to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the proposed merger or any related matter. Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of Maritrans securities, creditors or other constituencies, other than the holders of Maritrans common stock. This summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Maritrans that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to Maritrans’ business, earnings, cash flow, assets, liabilities and prospects, furnished to it by Maritrans;

•	conducted discussions with members of Maritrans’ senior management and representatives of Maritrans concerning the matters described in the two bullet points above;

•	reviewed the market prices and valuation multiples for Maritrans common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	reviewed Maritrans’ results of operations and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Maritrans and Overseas Shipholding Group and their financial and legal advisors;

•	reviewed the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of Maritrans’ assets or liabilities and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate Maritrans’ solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of Maritrans’ properties or facilities. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Maritrans, Merrill Lynch assumed that it was reasonably prepared and reflected the best currently available estimates and judgment of Maritrans’ management as to the expected future financial performance of Maritrans.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

In connection with the preparation of its opinion, Merrill Lynch was not authorized by Maritrans or the board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Maritrans.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to Maritrans’ board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s analyses.

Offer Analysis

Based upon the offer price of $37.50 in cash per share of Maritrans common stock, approximately 12.2 million fully diluted shares of Maritrans common stock outstanding, and approximately $1.5 million of net cash as of June 30, 2006, Merrill Lynch noted that the offer implied an equity value and enterprise value for Maritrans of approximately $456.9 million and $455.5 million, respectively.

Historical Trading Performance

Using publicly available information, Merrill Lynch reviewed historical trading prices and trading volumes for the Maritrans common stock. This review indicated that during the 52-week period ending September 18, 2006, the Maritrans common stock traded as low as $19.93 per share and as high as $34.72 per share, compared to the closing price per share of Maritrans common stock on September 18, 2006 of $24.83, and the consideration pursuant to the merger of $37.50 in cash per share of Maritrans common stock. Merrill Lynch noted that the consideration pursuant to the merger of $37.50 in cash per share represented a 51% premium to the closing price of Maritrans common stock on September 18, 2006.

Comparable Public Companies Analysis

Using publicly available information, publicly available research analyst consensus estimates and financial forecasts provided by Maritrans’ management, Merrill Lynch compared certain financial and operating information and ratios for Maritrans and the following five U.S. marine companies operating under the Jones Act:

•	Alexander & Baldwin, Inc.;

•	American Commercial Lines Inc.;

•	Kirby Corporation;

•	K-Sea Transportation Partners L.P.; and

•	U.S. Shipping Partners L.P.

In addition, using publicly available research analyst consensus estimates for Maritrans, Merrill Lynch reviewed:

•	Maritrans’ enterprise value as a multiple of the fiscal year 2006 estimated earnings before interest, taxes, depreciation and amortization, which is referred to below as “2006E Enterprise value/EBITDA”;

•	stock price as a multiple of estimated earning per share for fiscal year 2007, which is referred to below as “2007E P/E”

This analysis indicated the following:

Comparable Public Companies Analysis

Benchmark	High	Low	Maritrans

2006E Enterprise value/EBITDA	9.8x	7.6x	5.5x
2007E P/E	30.0x	14.5x	14.7x

Using a reference range of 5.5x to 7.5x Maritrans’ 2006 estimated EBITDA, this analysis indicated a range of implied values per share of Maritrans common stock of approximately $24.75 to $33.75, and using a reference range of 14x to 18x Maritrans’ 2007 estimated earnings per share, this analysis indicated a range of implied values per share of Maritrans common stock of approximately $24.00 to $31.00, compared to the consideration pursuant to the merger of $37.50 in cash per share of Maritrans common stock.

Present Value of Future Stock Price Analysis

Using financial forecasts provided by Maritrans’ management, Merrill Lynch performed an analysis of the implied present value per share of Maritrans common stock on a standalone basis based on Maritrans’ projected equity value. To calculate the discounted equity value, Merrill Lynch used the estimated 2010 trailing earnings before interest, taxes, depreciation and amortization, which is referred to as “2010 Trailing EBITDA”, and estimated 2010 earnings per share, which is referred to as “2010 Forward EPS”. Using a reference range of 5.5x to 7.5x 2010 Trailing EBITDA and 14.0x to 18.0x 2010 Forward EPS, this analysis indicated a range of implied values per share of Maritrans common stock of approximately $25.75 to $39.00, and $25.75 to

$35.00, respectively, in each case using a discount rate ranging from 11% to 13%, compared to the consideration pursuant to the merger of $37.50 in cash per share of Maritrans common stock. These ranges of implied values per share of Maritrans common stock were based in each case on approximately 12.2 million fully diluted shares of Maritrans common stock outstanding as of June 30, 2006, and $61.0 million in net debt estimated to be outstanding as of December 31, 2010.

Discounted Cash Flow Analysis

Using financial forecasts provided by Maritrans management, Merrill Lynch performed a discounted cash flow analysis for Maritrans for fiscal years 2006 through 2011, inclusive, using multiples of projected EBITDA in fiscal year 2011 ranging from 5.5x to 7.5x and discount rates ranging from 10.0% to 12.0%. This analysis indicated a range of implied values per share of Maritrans common stock of approximately $33.75 to $40.75, compared to the consideration pursuant to the merger of $37.50 per share of Maritrans common stock.

Net Asset Valuation Analysis

Using asset valuations provided by Maritrans management, Merrill Lynch performed a net asset valuation analysis for Maritrans’ barges/tugs, oil tankers, other fleet vehicles, and newbuilds. This analysis indicated that the total net asset value ranged from $397.9 to $496.9 million, or approximately $32.50 to $40.75 per share of Maritrans common stock, compared to the consideration pursuant to the merger of $37.50 per share of Maritrans common stock.

Premiums Analysis

Using publicly available information, Merrill Lynch reviewed the premiums paid during the last two years in U.S. cash acquisitions with transaction values from $1 million up to $1 billion. For each of these transactions, Merrill Lynch calculated the premium represented by the consideration pursuant to the merger of $37.50 per share of Maritrans’ common stock price over Maritrans’ closing share price one day and one month prior to the transaction’s announcement, and the 52-week high. This analysis indicated the following median, blended (meaning the midpoint of the median and mean) and mean premiums for those time periods:

Premiums Analysis

Date:	Median	Blended	Mean

1 Day Prior to Announcement	21%	24%	28%
1 Month Prior to Announcement	26%	32%	38%
52-Week High	(1)%	8%	16%

Using a 26% premium to the closing price per share of Maritrans common stock one month prior to the date of announcement of the merger, and an 8% premium to the 52-week intra-day high price per share of Maritrans common stock, this analysis indicated a range of implied values per share of Maritrans common stock of approximately $28.00 to $38.00 per share, respectively, compared to the consideration pursuant to the merger of $37.50 in cash per share of Maritrans common stock.

The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Maritrans’ and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to Maritrans.

Maritrans’ board of directors selected Merrill Lynch to deliver its opinion because of Merrill Lynch’s reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Maritrans and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Merrill Lynch acted as Maritrans’ financial advisor in connection with the merger and will receive a fee for its services contingent upon the consummation of the merger. In addition, Maritrans has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has, in the past, provided financial advisory and financing services to Maritrans (including serving as joint lead manager to Maritrans in connection with its offering of Maritrans common stock in December 2005), and financial advisory and financing services to Overseas Shipholding Group and/or its affiliates, and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade Maritrans common stock and other securities of Maritrans, as well as securities of Overseas Shipholding Group, for its own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, our stockholders should be aware that all of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger.

Severance and Non-Competition Agreements with Executive Officers.  We have entered into severance and non-competition agreements with each of Jonathan P. Whitworth, Stephen M. Hackett, Walter T. Bromfield, Christopher J. Flanagan, Rosalee R. Fortune, Norman Gauslow, and Matthew J. Yacavone. The severance and non-competition agreements, sometimes referred to herein as the severance agreements, provide for the following severance in the event employment is terminated involuntarily (other than for cause (as defined in the severance agreements), illness, injury or incapacity for six consecutive months) or voluntarily for certain reasons, as specified in the severance agreements and as described below, within six months prior to or two years following a change in control:

•	Messrs. Whitworth, Hackett, Bromfield, and Flanagan: a lump sum payment within 30 days following termination of employment equal to 2.99 times the executive’s base salary and target bonus for the fiscal year prior to the year in which the termination occurs.

•	Messrs. Gauslow and Yacavone and Ms. Fortune: a lump sum payment within 30 days following termination of employment equal to 2.00 times the executive’s base salary and target bonus for the fiscal year prior to the year on which the termination occurs.

•	Our board of directors may agree to provide to each executive continued participation in our medical plan for up to 18 months on the same terms as if the executive were still employed.

For purposes of the severance agreements, each executive may voluntarily terminate his or her employment and receive the severance payments described above in certain circumstances, including certain adverse changes in the executive’s duties and responsibilities, removal from the employment grade, compensation level or officer position which the executive held as of the effective date of the severance agreement (but does not include promotions to his or her office), a requirement that they undertake substantially greater business travel and certain relocations of the executive’s primary place of employment.

The consummation of the merger will constitute a change in control for purposes of the severance agreements.

In all cases, if any payment from us would result in an “excess parachute payment” under section 280G of the Internal Revenue Code of 1986, as amended, and it would be economically advantageous to the executive to reduce the payment to avoid or reduce taxation of excess parachute payments under section 4999 of the Internal Revenue Code, the executive’s payments will be reduced to an amount expressed as a present value which maximizes the aggregate present value of the payments under the severance agreement without causing the executive to be subject to taxation under section 4999 of the Internal Revenue Code.

If terminated, the approximate estimated value of the severance payments due to each executive officer upon his or her termination of employment following a change in control pursuant to his or her severance agreement (assuming such individual’s employment is terminated immediately following the completion of the merger, and assuming that the merger is completed in 2006), is as follows: $1,794,000 for Mr. Whitworth, $858,848 for Mr. Flanagan, $784,959 for Mr. Bromfield, $773,860 for Mr. Hackett, $525,400 for Mr. Gauslow, $521,632 for Ms. Fortune and $482,096 for Mr. Yacavone.

The foregoing amounts do not include (1) the value of potential continuation of medical benefits, (2) the value of any accelerated vesting or exercisability of options or restricted stock or long term incentive program benefits, or (3) payment of accrued compensation and benefits (to the extent such amounts were accrued without regard to termination of employment or the completion of the merger, such as holiday and vacation pay, amounts under tax-qualified retirement plans, and similar items).

Long Term Incentive Plan.  Our executive officers participate in our long term incentive program under our 2005 Omnibus Equity Compensation Plan pursuant to which they are entitled to a bonus based on the attainment of certain target performance goals during 2006. The final bonus amount is then converted into shares of our restricted stock that vests in equal amounts over three years. In connection with the proposed merger, the maximum long term incentive program bonuses will be paid out at the closing as follows: $750,000 for Mr. Whitworth, $120,000 for Mr. Hackett, $99,000 for Mr. Bromfield, $93,000 for Mr. Flanagan, $88,500 for Ms. Fortune, $85,500 for Mr. Gauslow and $81,000 for Mr. Yacavone.

Annual Bonus Plan.  Our executive officers also participate in our annual bonus plan. The merger agreement provides that bonuses under our annual bonus plan will be paid out at the closing of the merger. For 2006, the maximum amounts that each executive officer may be entitled to receive under our annual bonus plan are as follows: $450,000 for Mr. Whitworth, $146,000 for Mr. Flanagan, $136,000 for Ms. Fortune, $134,000 for Mr. Gauslow, $132,000 for Mr. Hackett, $118,000 for Mr. Bromfield and $108,000 for Mr. Yacavone.

Outstanding Stock Options and Restricted Stock.  Pursuant to the terms of our respective equity compensation plans under which stock options and restricted stock have been granted, in connection with the merger all outstanding stock options will become fully vested and exercisable and all restrictions on outstanding restricted stock will lapse. Each outstanding option to purchase our common stock held by directors and executive officers, as well as our employees, former employees and consultants, will be canceled upon the completion of the merger in exchange for a cash payment equal to the excess of the $37.50 per share merger consideration over the per share option exercise price, multiplied by the number of shares of our common stock subject to the option. All outstanding shares of restricted stock held by directors and executive officers, as well as our employees, former employees and consultants, will be canceled upon the completion of the merger in exchange for a cash payment equal to the $37.50 per share merger consideration multiplied by the number of shares of our restricted stock held by the individual.

The directors and executive officers identified in the following table will benefit from the acceleration of the exercisability of our stock options and the acceleration of the vesting of our restricted stock:

	Number of Shares
	Underlying
Director/Executive Officer	Unexercisable Options	Value

Stephen M. Hackett	1,157	$29,121
Walter T. Bromfield	1,194	$30,053
Dr. Craig E. Dorman	1,207	$28,183
Robert J. Lichtenstein	1,207	$28,183
Brent A. Stienecker	1,207	$28,183
Frederick C. Haab	1,207	$28,183
William A. Smith	1,207	$28,183

	Number of Shares
	Underlying Unvested
Director/Executive Officer	Restricted Stock	Value

Jonathan P. Whitworth	73,500	$2,756,250
Stephen M. Hackett	11,334	$425,025
Walter T. Bromfield	8,422	$315,825
Christopher J. Flanagan	8,752	$328,200
Rosalee R. Fortune	2,826	$105,975
Norman Gauslow	1,774	$66,525
Matthew J. Yacavone	2,510	$94,125
Dr. Craig E. Dorman	3,693	$138,488
Robert J. Lichtenstein	3,693	$138,488
Brent A. Stienecker	3,693	$138,488
Frederick C. Haab	3,693	$138,488
William A. Smith	3,693	$138,488
Gary K. Wright	885	$33,188

Jonathan P. Whitworth Employment Agreement.  Upon the closing of the merger transaction, our current Chief Executive Officer, Jonathan P. Whitworth, will serve as Senior Vice President of Overseas Shipholding Group pursuant to an employment agreement entered into between Mr. Whitworth and Overseas Shipholding Group.

Indemnification.  The terms of the merger agreement provide for the continued indemnification of our current directors and officers, as more fully described under “The Merger Agreement — Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance”.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. Federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger and to individuals who receive cash in exchange for our outstanding options. The discussion does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to particular holders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets, and to holders of our outstanding options who are U.S. holders. This discussion does not apply to certain types of holders (such as insurance companies, tax-exempt organizations and retirement plans, banks and other financial institutions, traders, broker-dealers, dealers in securities or foreign currencies, S corporations, partnerships, or mutual funds, persons who hold or have held our common stock as part of a straddle or a hedging, integrated constructive sale or conversion transaction for tax purposes, persons subject to alternative minimum tax, persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation (including shares of our restricted stock received in connection with employment by, or provision of services to, us), expatriates or persons with a functional currency other than the U.S. dollar) who may be subject to special rules.

In addition, this discussion does not address any U.S. Federal estate or gift tax consequences, nor any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock or options who exercise appraisal rights under Delaware law.

If a portion of the merger consideration is withheld pursuant to any law in respect of withholding taxes, such withheld amounts will be treated for purposes of this summary as having been received by the holder in respect of whose shares the withholding was made.

For purposes of this discussion, a U.S. holder is a beneficial holder of our common stock or options that is, for U.S. Federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. Federal income tax purposes, that is created or organized under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) which has made an election to be treated as a U.S. person.

If a partnership or other pass-through entity holds shares of our common stock or options, the tax treatment of a partner or owner of such partnership or other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of our common stock or options and partners or owners in such partnerships or pass-through entities to consult their own tax advisors.

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. Federal income tax purposes. In general, a U.S. holder who surrenders shares of our common stock for cash in the merger will recognize a capital gain or loss for U.S. Federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the completion of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. Capital gains of corporate taxpayers generally are taxable at the regular income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

The receipt of cash in exchange for the outstanding options will be a taxable transaction for U.S. Federal income tax purposes. Holders of options (other than those persons who received such options in connection with their employment by, or provision of services to, us) will recognize a gain or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. Such gain or loss will be a capital gain or loss if the stock underlying the option would have been a capital asset in the hands of the taxpayer and will be long-term capital gain or loss provided that a U.S. holder’s holding period for the options is more than one year at the time of the completion of the merger. Persons who received their options in connection with their employment by or provision of services to us generally will recognize ordinary income or loss equal to the difference, if any, between the amount of cash they receive and their adjusted tax basis, if any, in the options surrendered. A holder’s basis in an option generally will equal the amount (if any) paid for that option. Payments in exchange for options received in connection with employment by us generally will be subject to applicable income and employment tax withholding.

Backup withholding at a rate of 28% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a U.S. holder who (1) furnishes a correct taxpayer identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders) and certifies under penalties of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or substitute form included in the letter of transmittal to be delivered to holders of our common stock or options prior to consummation of the merger, or (2) is otherwise exempt from backup withholding, provided that a certification as to such exempt status may be required from such holder. Shareholders who are not U.S. citizens or U.S. resident aliens should complete, sign and submit an appropriate Form W-8.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. Federal income tax liability provided that you furnish the required information to the IRS.

U.S. Holders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of Federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the U.S. Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been observed. Overseas Shipholding Group and we filed notification and report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission on September 27, 2006 and September 28, 2006, respectively. We received notice that the waiting period had been terminated on October 16, 2006. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Overseas Shipholding Group of substantial assets. In addition, under certain circumstances, private parties and state attorneys general may also bring actions under U.S. antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Amendment to Rights Agreement

Immediately prior to the execution of the merger agreement, on September 25, 2006, we entered into an amendment to the rights agreement with American Stock Transfer & Trust Company for the purpose of amending the rights agreement to render it inapplicable to the merger agreement, the merger and the other transactions contemplated thereby.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is referred to in this proxy statement as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is included in this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the applicable statutory provisions are included in this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

A holder of shares of our common stock wishing to exercise the holder’s appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such holder’s shares and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares of our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Maritrans Inc., Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602, Attention: Judith Cortina, Director of Finance and Controller.

Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares of our common stock. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of our common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of our common stock considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of our common stock. Moreover, investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of our common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the shares of our common stock of the stockholder will be converted into the right to receive $37.50 in cash per share. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of our common stock will be entitled to receive the consideration specified in the merger agreement).

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Marlin Acquisition Corporation will be merged with and into us and the separate corporate existence of Marlin Acquisition Corporation will thereupon cease, and we will be the surviving corporation and all of our rights, privileges, powers, immunities, purposes and franchises will continue unaffected by the merger, except that all of our then outstanding common stock (including restricted stock, the restrictions on which we will have caused to lapse prior to the consummation of the merger), will be owned by Overseas Shipholding Group and all outstanding options will be canceled.

Effective Time of the Merger

The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties agree to and specify in the certificate of merger. Such filing will be made no later than the second business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. See “The Merger Agreement — Conditions to the Completion of the Merger”.

Certificate of Incorporation and Bylaws of the Surviving Corporation

The merger agreement provides that:

•	our amended certificate of incorporation will be restated at the completion of the merger to be in the form of Exhibit A to the merger agreement and will be the restated certificate of incorporation of the surviving corporation until changed or amended; and

•	the by-laws of Marlin Acquisition Corporation as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until changed or amended.

Directors and Officers of the Surviving Corporation

The merger agreement provides that:

•	the directors of Marlin Acquisition Corporation immediately prior to the effective time of the merger will be the directors of the surviving corporation; and

•	the officers of Maritrans immediately prior to the effective time of the merger will be the officers of the surviving corporation.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, shares for which appraisal rights have been perfected and shares held by Overseas Shipholding Group or Marlin Acquisition Corporation, will automatically be canceled and will cease to exist and will be converted into the right to receive $37.50 in cash, without interest. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except for the right to receive the $37.50 per share merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock held by us as treasury shares or held by Overseas Shipholding Group or Marlin Acquisition Corporation at the effective time of the merger will be canceled without any payment.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to stockholders shortly after completion of the merger.

Treatment of Our Stock Options and Restricted Stock

Prior to the completion of the merger, each outstanding unvested stock option will automatically accelerate and become fully exercisable. Upon the completion of the merger, all outstanding stock options will be canceled and the holder of that stock option will be entitled to receive a cash payment equal to the product of:

•	the number of shares of our common stock for which the stock option has not been exercised; and

•	the excess, if any, of the $37.50 per share merger consideration over the per share exercise price of the stock option;

provided, however, if the calculation described above results in zero or a negative number, no payment will be made with respect to the stock option.

In addition, each share of restricted stock will be adjusted as necessary to provide that the restrictions on such shares will lapse immediately prior to completion of the merger, and each share of restricted stock will be converted into the right to receive the $37.50 per share merger consideration.

Subject to any applicable withholding taxes, the payment for options will be made, without interest, through our normal payroll procedures as soon as practicable following the completion of the merger. The payment of merger consideration with respect to shares of restricted stock will be made as described below for our outstanding shares of common stock.

We are required to ensure that there will be no stock options exercisable for our capital stock or restricted shares of common stock outstanding following the effective time of the merger.

Surrender of Stock Certificates

At the effective time of the merger, Overseas Shipholding Group will deposit for the benefit of our stockholders the aggregate merger consideration into an exchange fund with American Stock Transfer & Trust Company or another comparable institution, as paying agent. At the effective time of the merger, shares of our common stock (except for shares for which appraisal rights have been perfected, as described in “Appraisal Rights” above):

•	will no longer be outstanding;

•	will automatically be canceled; and

•	will cease to exist.

In addition, from and after the effective time of the merger, each certificate formerly representing any such share of our common stock will represent only the right to receive the $37.50 per share merger consideration (less any applicable withholding taxes) which the holder of the certificate is entitled to receive pursuant to the merger.

No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing shares of our common stock have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the paying agent in exchange for the merger consideration due in respect of the shares formerly represented by such certificates. After receipt of a stockholder’s certificates by the paying agent, together with a properly executed letter of transmittal, the paying agent will deliver to such stockholder the $37.50 per share merger consideration multiplied by the number of shares formerly represented by the certificate(s) surrendered by such stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the shares formerly represented by such certificate to a person other than the registered holder of the surrendered certificate or establishes to the reasonable satisfaction of Overseas Shipholding Group that such tax has been paid or is not applicable.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Overseas Shipholding Group, the stockholder posts a bond in a reasonable amount designated by Overseas Shipholding Group as security against any claim that may be made with respect to that certificate against Overseas Shipholding Group.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our stockholders after the six month anniversary of the effective time of the merger will be delivered by the paying agent to Overseas Shipholding Group, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Overseas Shipholding Group for payment of the merger consideration due in respect of the shares formerly represented by their certificates. Subject to other terms of the merger agreement, if any stock certificates are not surrendered prior to two years after the effective time of the merger, any merger consideration attributable to the shares formerly represented by such certificates will, to the extent permitted by law, become property of Overseas Shipholding Group, free and clear of all claims or interests.

THE MERGER AGREEMENT
(PROPOSAL NO. 1)

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	our and our subsidiaries’ corporate organization and similar corporate matters and the corporate organization and similar matters of Overseas Shipholding Group and Marlin Acquisition Corporation;

•	our subsidiaries, including the jurisdiction of incorporation or formation and the executive officers and directors of each;

•	our capital structure and the capital structure of our subsidiaries;

•	our obligations with respect to our capital stock and the capital stock of our subsidiaries;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of us and our subsidiaries, and of Overseas Shipholding Group and Marlin Acquisition Corporation;

•	our filings with the Securities and Exchange Commission and the accuracy of information, including financial information, contained in these documents;

•	our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal and disclosure controls;

•	the accuracy of the information supplied by or on behalf of us, Overseas Shipholding Group and Marlin Acquisition Corporation in connection with this proxy statement;

•	the absence of material changes or events concerning us and our subsidiaries;

•	pending or threatened material litigation against us and our subsidiaries;

•	matters related to the existence of certain of our contracts and defaults under our contracts as well as those of our subsidiaries;

•	our compliance, and our subsidiaries’ compliance, with applicable laws and environmental matters;

•	absence of changes in our benefit plans;

•	matters relating to our collective bargaining agreements or other labor union agreements between us or any of our subsidiaries and our employees;

•	matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and our employee benefits;

•	matters related to our pension plans and the timely filing of determination letter applications;

•	absence of excess parachute payments to any of our officers, directors, employees or consultants;

•	completion and accuracy of our tax filings and payment of our taxes;

•	validity of our and our subsidiaries’ leasehold or sublease interests in our properties and compliance with the terms of our leases and subleases;

•	matters relating to our intellectual property and that of our subsidiaries;

•	matters relating to the existence of confidentiality agreements with certain of our employees with respect to intellectual property developed for or obtained from us or any of our subsidiaries;

•	the required vote of our stockholders;

•	the applicability of state takeover statutes, takeover provisions in our certificate of incorporation and the provisions of our stockholder rights agreement;

•	our and Overseas Shipholding Group and Marlin Acquisition Corporation’s engagement and payment of fees for accountants, brokers, financial advisors and legal counsel in connection with the merger;

•	our receipt of an opinion from our financial advisor;

•	our maintenance of insurance;

•	actions we have taken to render our rights agreement inapplicable to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	matters relating to the vessels owned or leased by us or any of our subsidiaries;

•	the operations of Marlin Acquisition Corporation; and

•	Overseas Shipholding Group’s ability to pay the aggregate merger consideration.

Covenants

Under the merger agreement, we have agreed that, prior to the effective time of the merger, subject to certain exceptions, we will carry on our business in the ordinary course, consistent with past practice and in compliance with applicable laws and regulations (including applicable maritime laws and regulations), and will use all commercially reasonable efforts to preserve intact our current business organizations, to keep available the services of our current officers, employees and consultants and preserve our relationships with those persons having business dealings with us. In addition, we have agreed that, among other things and subject to certain exceptions, we may not, and may not permit any of our subsidiaries to, without Overseas Shipholding Group’s prior written consent:

•	declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of, any of our capital stock, other than dividends or distributions by any of our direct or indirect wholly owned subsidiaries to its stockholders;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of our capital stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any other securities thereof, or any options, warrants, calls or rights to acquire any such shares or securities other than in connection with the forfeiture of outstanding stock options and restricted stock and the withholding of shares of our common stock to satisfy tax obligations with respect to outstanding stock options and restricted stock;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants, options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts in effect on the date of the merger agreement, other than the issuance of our common stock upon the exercise of options that were outstanding on the date of the merger agreement, the issuance of the rights and capital stock pursuant to the terms of the rights agreement, and as required under any of our benefit agreements or plans in effect on the date of the merger agreement;

•	amend our amended certificate of incorporation or by-laws or other comparable charter or organizational documents of any of our subsidiaries, except as may be required by law, or the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange;

•	directly or indirectly acquire by merger, consolidation, purchasing of assets or in any other manner any person or division, business or equity interest of any person;

•	acquire any asset or assets that, individually, has a purchase price in excess of $1,000,000 or, in the aggregate, have a purchase price in excess of $5,000,000, except for new capital expenditures which are subject to the limitations described below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, sell and leaseback, dispose of or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or other assets, excluding our intellectual property rights, or any interests therein (including securitizations), except for sales of used equipment in the ordinary course of business consistent with past practice;

•	enter into, modify or amend any lease of property, except in the ordinary course of business consistent with past practice;

•	modify, amend, terminate or permit the lapse of any material lease or other material contract relating to any real property;

•	incur any indebtedness for borrowed money in excess of $5,000,000, or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of us or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other arrangement to maintain any financial statement condition of another person or enter into any arrangement having an economic effect of any of the foregoing;

•	make any loans, advances, or capital contributions to, or investments in, any other person, other than to employees for travel or other customary business expenses in the ordinary course of business consistent with past practice;

•	make any new capital expenditure or expenditures which, individually, is in excess of $1,000,000, or in the aggregate, are in excess of $5,000,000;

•	except as required by law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with the terms of, liabilities disclosed, reflected or reserved against in our most recent audited financial statements filed with the Securities and Exchange Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, cancel any indebtedness, waive or assign any claims or rights of substantial value, waive any benefits of, agree to modify in any respect, or subject to the terms of the merger agreement, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which we or any of our subsidiaries are a party, or waive any material benefits of, or agree to modify in any material respect or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which we or any of our subsidiaries are a party;

•	purchase or construct any vessel or enter into any agreement for the purchase or construction of any vessel, or sell or otherwise dispose of or enter into any agreement for the sale or disposal of any of the vessels owned or leased by us or any of our subsidiaries;

•	enter into any agreement for the bareboat or time charter of any of the vessels owned or leased by us or any of our subsidiaries that has a term in excess of six months, provides for one or more renewal or extension options or provides for any purchase option;

•	enter into any agreement for the drydocking or repair of any vessel owned or leased by us or any of our subsidiaries where the estimated cost thereof is in excess of $1,000,000 unless such work cannot prudently be deferred and is required to preserve the safety and seaworthiness of such vessel;

•	enter into, modify, amend or terminate any material contract or waive, release or assign any material rights or claims under such contract, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to adversely affect us in any material respect, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the completion of the transactions contemplated by the merger agreement;

•	enter into any contract to the extent that the completion of the transactions contemplated by the merger agreement or our compliance with the provisions of the merger agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of our property or assets or the property or assets of any of our subsidiaries, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract;

•	enter into any contract containing any restriction on our ability, or the ability of any of our subsidiaries, to assign our and their rights, interests, or obligations under such contract, unless such restriction expressly excludes any assignment to Overseas Shipholding Group or any of its subsidiaries in connection with or following the completion of the merger and the other transactions contemplated by the merger agreement;

•	sell, transfer or license to any person or otherwise extend, amend or modify any of our material intellectual property rights or the material intellectual property rights of any of our subsidiaries, license any material intellectual property rights from any person other than licenses of intellectual property rights granted to us or any of our subsidiaries entered into the ordinary course of business, consistent with past practice;

•	except as otherwise described in the merger agreement, or as required to ensure that any of our benefit plans or benefit agreements is not out of compliance with applicable law, or as required under any of our benefit plans or benefit agreements in effect on the date of the merger agreement:

•	adopt, enter into, terminate or amend any collective bargaining agreement, benefit plan or any benefit agreement between us and one or more of our current or former directors, officers, employees or consultants, other than amendments that are immaterial or administrative in nature;

•	increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay type of compensation or benefit to any current or former officer, director, employee or consultant not previously receiving or entitled to receive such compensation or benefits, except for increases in cash compensation, including cash bonuses, in the ordinary course of business consistent with past practice;

•	pay any benefit or amount not required under any benefit plan or arrangement as in effect on the date of the merger agreement;

•	grant or pay, or grant any right to receive, any severance, termination, change in control or similar pay or benefits, or increase such pay or benefits, of any current or former director, officer, employee or consultant;

•	pay any benefit under, or grant any award under or amend or terminate any bonus, incentive, performance, or other compensation plan or arrangement, benefit agreement or benefit plan (including the grant of stock options, restricted stock, “phantom” stock, stock appreciation rights, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of existing restrictions in any benefit agreement or benefit plan or agreements or awards made under such benefit agreements or benefit plans), other than as expressly permitted in the merger agreement;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan or benefit agreement;

•	take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan or benefit agreement; or

•	materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

•	except as required by generally accepted accounting principles, revalue any of our material assets or the material assets of any of our subsidiaries, or make any changes to our accounting methods, principles or practices; or

•	authorize any of, or commit, resolve or propose or agree to take any of, the above actions.

We and Overseas Shipholding Group agree to notify the other of:

•	any representation or warranty in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect;

•	any representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect; or

•	the failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the party under the merger agreement.

We and Overseas Shipholding Group shall promptly provide the other with copies of all filings made with any governmental entity in connection with the merger agreement.

Between the date of the merger agreement and the effective date, we will:

•	timely file all required tax returns;

•	timely pay all taxes due;

•	accrue a reserve in the books and records and financial statements in accordance with past practice for all taxes payable but not yet due;

•	promptly notify Overseas Shipholding Group of any suit, claim, action, investigation, proceeding or audit pending against or with respect to us in respect of any material amount of tax and not settle or compromise any such action without Overseas Shipholding Group’s consent;

•	not make or change any material tax election or settle or compromise any material tax liability, other than with Overseas Shipholding Group’s consent or other than in the ordinary course of business; and

•	terminate as of the closing date all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices to which we or any of our subsidiaries are a party or may otherwise be bound so that neither we nor any of our subsidiaries will have any further rights or liabilities under such agreements, arrangements or practices.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Overseas Shipholding Group has agreed to cause the surviving corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liability for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our present and former officers or directors, as well as those of our subsidiaries, as provided in our amended certificate of incorporation or by-laws, the organizational documents of any of our subsidiaries or any indemnification agreement between any such person and us and/or any of our subsidiaries, in each case as in effect as of the date of the merger agreement, and such obligations will survive the merger and will continue in full force and effect in accordance with their terms. In addition, in the event that the surviving corporation transfers any material portion of its assets, whether in a single transaction or in a series of transactions, or Overseas Shipholding Group takes any action to materially impair the financial ability of the surviving corporation to satisfy such indemnification obligations, Overseas Shipholding Group must either guarantee such obligations or take such other action to ensure that the ability of the surviving corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

The merger agreement also provides that Overseas Shipholding Group will maintain our current officers’ and directors’ liability insurance for a period of six years after the completion of the merger to cover any acts or omissions occurring at or prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by that policy, on terms with respect to coverage and amounts no less favorable than those of the policy in effect on the date of the merger agreement (provided that in satisfying this obligation, Overseas Shipholding Group is not required to pay more than $882,500 in the aggregate to obtain such coverage). In the event such coverage cannot be obtained for $882,500 or less in the aggregate, Overseas Shipholding Group will be obligated to provide such coverage as may be obtained for such $882,500 aggregate amount.

Employee Benefits Matters

The merger agreement provides that for a period of not less than twelve months following the completion of the merger, our employees who remain in the employment of the surviving corporation and its subsidiaries (whom we refer to as “continuing employees”) will receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided under our employee benefit plans to such employees, taken as a whole, immediately prior to the completion of the merger; provided that our employees will be eligible to receive equity awards for calendar year 2007 under equity incentive plans of Overseas Shipholding Group on a substantially comparable basis to similarly situated employees of Overseas Shipholding Group, which awards shall be granted in January 2008; provided, however, that the value of benefits under our defined benefit pension plans and any of our related supplemental pension defined benefit plans will not be taken into account for purposes of determining comparability of employee benefits.

In addition, neither Overseas Shipholding Group nor the surviving corporation will be required to continue any specific plans or to continue the employment of any specific person.

Except as would result in any duplication of benefits for the same period of service, Overseas Shipholding Group will cause the surviving corporation to recognize the service of each continuing employee’s service with us or our subsidiaries as if such service had been performed with Overseas Shipholding Group:

•	for purposes of eligibility for vacation under Overseas Shipholding Group’s vacation program;

•	for purposes of eligibility and participation under any health or welfare plan maintained by Overseas Shipholding Group (other than any post-employment health or post-employment welfare plan);

•	unless covered under another arrangement with us, for benefit accrual purposes under Overseas Shipholding Group’s severance plan; and

•	for purposes of eligibility to participate in, vesting under and benefits accrual pursuant to any other benefit plan of Overseas Shipholding Group (including any retirement plan) other than for purposes of benefit accrual pursuant to any defined benefit pension plan of Overseas Shipholding Group;

solely to the extent that Overseas Shipholding Group makes such plan or program available to continuing employees.

With respect to any welfare plan maintained by Overseas Shipholding Group in which continuing employees are eligible to participate after the completion of the merger, Overseas Shipholding Group will, and will cause the surviving corporation to:

•	waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under our and our subsidiaries welfare plans prior to the completion of the merger, and

•	provide each continuing employee with credit for any co-payments and deductibles paid prior to the completion of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Overseas Shipholding Group has agreed to, or will cause the surviving corporation to, pay bonuses and long term incentive awards as provided in the merger agreement. In addition, the bonuses to non-business leader shoreside employees will be paid when such bonuses would ordinarily be paid subject to an employee’s continuing employment through the payment date; provided that if an eligible employee is terminated without cause prior to the payment date, the employee will remain entitled to the bonus payment that he or she would have received if employment had continued through the payment date.

In the event the completion of the merger occurs before we make a profit sharing contribution in respect of calendar year 2006 in the ordinary course of business under our defined contribution retirement plan, Overseas Shipholding Group will, or will cause the surviving corporation to, make such contribution; provided that the amount of such contribution shall not exceed $500,000.

Efforts to Consummate the Merger

Each party agrees to use its reasonable best efforts to do all things necessary, proper or advisable, in the most expeditious manner practicable, to complete and make effective the merger and other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all necessary steps to obtain an approval or waiver from, or avoid an action or proceeding by, any governmental entity; and

•	the obtaining of all necessary consents, approvals or waivers from third parties (subject to certain exceptions).

Overseas Shipholding Group must take any and all reasonable steps within its control and necessary to avoid or eliminate each and every impediment under any applicable antitrust or competition law that any governmental entity asserts so as to enable the parties to expeditiously close the merger and the other transactions contemplated by the merger agreement. Overseas Shipholding Group and its subsidiaries are further obligated to contest, administratively or in court, any ruling, order or other action of any governmental entity respecting the transactions contemplated by the merger agreement pursuant to any applicable antitrust or competition law, except to the extent that Overseas Shipholding Group determines, in its reasonable good faith judgment, that there is no reasonable legal basis for contesting such ruling, order or other action or no reasonable prospect of a favorable determination thereunder. Notwithstanding such obligations, nothing in the merger agreement requires Overseas Shipholding Group to agree to, or proffer to:

•	divest or hold separate any assets or any portion of any business of, or modify or accept conditions with respect to the business operations of, Overseas Shipholding Group or any of its subsidiaries (not including Maritrans following the effective time of the merger), or

•	divest or hold separate any significant assets or any significant portion of any business of, or modify or accept conditions with respect to, any significant portion of the business operations of, us and our subsidiaries.

In addition, we will take all actions necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the merger or any of the transactions contemplated by the merger agreement, and if a state takeover statute or similar statute becomes applicable, we will take all necessary actions to ensure that the merger and the other transactions contemplated by the merger agreement may be completed as promptly as practicable.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement has been adopted by the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote at the special meeting;

•	the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or has been terminated; and

•	no restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that (1) prevents the completion of the merger, or (2) has had or would reasonably be expected to have a material adverse effect on us; provided that Overseas Shipholding Group has fulfilled its obligations described above in “— Efforts to Consummate the Merger”.

Each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional condition:

•	the other party to the merger agreement has performed in all material respects all agreements and covenants required to be performed by it under the merger agreement on or prior to the date on which the merger is to become effective.

The obligations of Overseas Shipholding Group and Marlin Acquisition Corporation to effect the merger are further subject to satisfaction or waiver of the following additional conditions:

•	our representations and warranties regarding our capital structure and that of our subsidiaries, the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of us and our subsidiaries, state takeover statutes and the opinion of our financial advisor set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date;

•	all of our other representations and warranties set forth in the merger agreement are true and correct, disregarding all qualifications or limitations as to materiality, material adverse effect or material adverse change, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date, except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate has not had and would not reasonably be expected to have a material adverse effect;

•	there is no pending suit, action or proceeding by any governmental entity in the United States:

•	challenging the acquisition by Overseas Shipholding Group or Marlin Acquisition Corporation of any shares of our common stock, seeking to restrain or prohibit the completion of the merger, or seeking to place limitations on the ownership of shares of our common stock, or shares of capital stock of the surviving corporation, by Overseas Shipholding Group or Marlin Acquisition Corporation or seeking to obtain from us, Overseas Shipholding Group or Marlin Acquisition Corporation any damages that are material in relation to us,

•	seeking to prohibit or materially limit (1) the ownership or operation by Overseas Shipholding Group or any of its subsidiaries of any portion of their respective businesses or assets, or to compel Overseas Shipholding Group or any of its subsidiaries to divest or hold separate any portion of their businesses or assets, or (2) the ownership or operation by us, Overseas Shipholding Group, or any of our or Overseas Shipholding Group’s subsidiaries, of any significant portion of any business or of any significant assets of ours or any of our subsidiaries, or to compel us, Overseas Shipholding Group, or any of our or Overseas Shipholding Group’s subsidiaries, to divest or hold separate any significant portion of any business or of any significant assets of ours or any of our subsidiaries, in either case as a result of the merger,

•	seeking to prohibit Overseas Shipholding Group or any of its subsidiaries from effectively controlling any significant portion of the business or operations of us or any of our subsidiaries, or

•	otherwise having, or that would reasonably be expected to have, a material adverse effect,

provided that the enforcement of this condition by Overseas Shipholding Group with respect of any suit, action or proceeding is subject to Overseas Shipholding Group’s prior satisfaction of its obligations described above in “— Efforts to Consummate the Merger”; and

•	there is no restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that would reasonably be expected to result in any of the effects described in the immediately preceding paragraph, provided that the enforcement of this condition by Overseas Shipholding Group with respect of any suit, action or proceeding is subject to Overseas Shipholding Group’s prior satisfaction of its obligations described above in “— Efforts to Consummate the Merger”;

The merger agreement provides that a “material adverse effect” or “material adverse change” on us means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect that (1) is materially adverse to our business, financial condition, properties, assets, liabilities (contingent or otherwise), results of operations of us and our subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay our completion of the merger or the other transactions contemplated by the merger agreement, in each case, subject to the limitation that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect or a material adverse change:

•	any change, effect, event, occurrence, state of facts or development attributable to the United States economy or securities markets in general;

•	any change, effect, event, occurrence, state of facts or development attributable to the conditions affecting the shipping industry generally, so long as the effects do not disproportionately impact us; or

•	any effect resulting from the pendency or announcement of the merger agreement or the transactions contemplated by the merger agreement.

Our obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Overseas Shipholding Group and Marlin Acquisition Corporation set forth in the merger agreement are true and correct, disregarding all qualifications or limitations as to materiality, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Overseas Shipholding Group or Marlin Acquisition Corporation to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement, or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement; and

•	Overseas Shipholding Group delivers to us a certificate, in the form of Exhibit B to the merger agreement, executed by an executive officer of Overseas Shipholding Group, stating that Overseas Shipholding Group will retain and recognize the unions representing the employees of us and our subsidiaries with respect to certain of our vessels as of the effective time of the merger, and will retain and honor the terms of the collective bargaining agreements or other labor union agreements to which we or any of our subsidiaries are a party relating to such unions with respect to such vessels in accordance with the terms of, and until the expiration of the current term of, each such agreement.

We can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. We cannot at this point determine whether the waiver of any particular condition would materially change the terms of the merger. If we determine that a waiver of a condition would materially change the terms of the merger or otherwise be required by applicable law, we will resolicit proxies. In making our determination of whether the waiver of a particular condition would materially change the terms of the merger, we would consider, among other factors:

•	the reasons for the waiver;

•	the effect of the waiver on the terms of the merger;

•	whether the requirement being waived was necessary in order to make the transaction fair to our stockholders from a financial point of view; and

•	the availability of alternative transactions to us and our prospects as an independent entity.

No Solicitation

The merger agreement provides that we will not, nor will we authorize or permit any of our subsidiaries, or our directors, officers, or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by us or any of our subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any takeover proposal, as described below; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above, if at any time prior to the time that our stockholders approve the adoption of the merger agreement:

•	we receive a bona fide written takeover proposal that our board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to lead to a superior proposal, as described below, and

•	the takeover proposal was not solicited after the date of the merger agreement, was made after the date of the merger agreement and did not otherwise result from our breach of the merger agreement,

we may, if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law:

•	furnish, under a customary confidentiality agreement, information about us and our subsidiaries to the person making such takeover proposal provided that all information provided to a person has been provided to Overseas Shipholding Group or is provided to Overseas Shipholding Group prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making such takeover proposal regarding such takeover proposal.

The merger agreement provides that:

•	the term “takeover proposal” means any inquiry, proposal or offer from any person, other than Overseas Shipholding Group, relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of our revenues, net income or assets, of us and our subsidiaries taken as a whole, or 15% or more of any class of our equity securities or of the equity securities of any of our subsidiaries, any tender offer or exchange offer that if completed would result in any person, other than Overseas Shipholding Group, beneficially owning 15% or more of any class of our equity securities or of the equity securities of any of our subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving us or any of our subsidiaries pursuant to which any person, other than Overseas Shipholding Group, or the shareholders of any person, other than Overseas Shipholding Group, would own 15% or more of any class of our equity securities or of the equity securities of any of our subsidiaries, or of any resulting parent company of us, other than the transactions contemplated by the merger agreement; and

•	the term “superior proposal” means a bona fide takeover proposal made by a third party that if completed would result in the third party (or its stockholders) owning, directly or indirectly, more than 80% of (A) our common stock then outstanding, (B) common stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger, or (C) our assets, in each case, which our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (1) more favorable to our stockholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal as compared to the merger agreement (including any changes to the financial terms of the merger agreement proposed by Overseas Shipholding Group in response to such offer or otherwise), and (2) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The merger agreement further provides that neither our board of directors nor any committee of our board of directors will:

•	withdraw (or modify in a manner adverse to Overseas Shipholding Group), or publicly propose to withdraw (or modify in a manner adverse to Overseas Shipholding Group), the approval, recommendation or declaration of advisability by our board of directors or such committee of our board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal (any such action being a “Company Adverse Recommendation Change”); or

•	approve or recommend, or propose to approve or recommend, or allow us or any of our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, other than a customary confidentiality agreement to facilitate the disclosure of information about us to any person making a superior proposal, as described above.

However, at any time prior to the time stockholder approval is obtained, our board of directors may, if it determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law:

•	make a Company Adverse Recommendation Change; or

•	in response to a superior proposal that was not solicited after the date of the merger agreement and was made after the date of the merger agreement and did not otherwise result from our breach of the merger agreement, cause us to terminate the merger agreement (and concurrently with such termination enter into an acquisition agreement with respect to such superior proposal), provided, however, that before doing so, our board of directors is required to give Overseas Shipholding Group three business days prior written notice (which notice must state the reasons for the change or termination, including the terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors), and is required to take into account any changes to the financial terms of the merger agreement proposed by Overseas Shipholding Group in response to such notice or otherwise before making a Company Adverse Recommendation Change or terminating the merger agreement as described in the foregoing bullet.

We are required to promptly advise Overseas Shipholding Group orally and in writing of any takeover proposal, the material terms and conditions of any takeover proposal, including any changes thereto, and the identity of the person making any such takeover proposal. We are also obligated to keep Overseas Shipholding

Group fully informed of the status and details (including the change to the terms thereof) of any such takeover proposal and any discussions and negotiations concerning the material terms and conditions of any such takeover proposal and to provide Overseas Shipholding Group any written proposals, term sheets, amendments, drafts of agreements and similar written documents exchanged between us or any of our officers, directors, investment bankers, attorneys, accountants or other advisors, on one hand, and the party making a takeover proposal or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the other hand, as promptly as reasonably practicable after receipt or delivery of such documents; provided, that with respect to providing such documentation to Overseas Shipholding Group, we are only obligated to do so if such documents are readily available to us or our outside counsel and if the provision of such documents would not in our reasonable good faith judgment impose a material administrative burden on us.

If our board of directors, or any committee of our board of directors, makes a Company Adverse Recommendation Change, Overseas Shipholding Group is entitled to terminate the merger agreement. If Overseas Shipholding Group terminates the merger agreement in this circumstance, we must pay Overseas Shipholding Group a fee in the amount of $10 million. See “— Termination” and ‘‘— Fees and Expenses”.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, regardless of whether our stockholders have approved the adoption of the merger agreement:

•	by mutual written consent of Overseas Shipholding Group, Marlin Acquisition Corporation and us;

•	by either Overseas Shipholding Group or us if the merger has not been completed on or before March 31, 2007; provided, however, that if regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have not been obtained as of the third business day prior to such date, such date may be extended from time to time by either Overseas Shipholding Group or us one or more times to a date not later than December 31, 2007, so long as all other conditions have been satisfied or are capable of being satisfied at the time of each such extension; and, provided further, that the right to terminate the merger agreement prior to such date shall not be available to any party whose breach of the merger agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date;

•	by either Overseas Shipholding Group or us if any restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that is in effect and has become final and nonappealable:

•	prevents the completion of the merger, or

•	has had or would reasonably be expected to have a material adverse effect on us;

•	by either Overseas Shipholding Group or us, if our stockholders do not approve the adoption of the merger agreement at the special meeting, or at any adjournment or postponement thereof;

•	by Overseas Shipholding Group if we have breached or failed to perform any of our representations, warranties, covenants or agreements set forth in the merger agreement, if the breach or failure to perform:

•	would give rise to the failure of the closing conditions relating to our representations and warranties, and our covenants or agreements described under the caption “— Conditions to the Completion of the Merger”, and

•	is incapable of being cured by us within 30 calendar days following receipt of written notice of such breach or failure to perform from Overseas Shipholding Group;

•	by Overseas Shipholding Group, if a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition in the United States that has become final and nonappealable:

•	challenges the acquisition by Overseas Shipholding Group or Marlin Acquisition Corporation of any shares of our common stock, seeks to restrain or prohibit the completion of the merger, or seeks to place limitations on the ownership of shares of our common stock (or shares of capital stock of the surviving corporation) by Overseas Shipholding Group or Marlin Acquisition Corporation, or seeks to obtain from Overseas Shipholding Group, Marlin Acquisition Corporation or us any damages that are material in relation to us,

•	seeks, as a result of the merger, (A) to prohibit or materially limit the ownership or operation by Overseas Shipholding Group or any of its subsidiaries of any portion of any business or of any assets of Overseas Shipholding Group or any of its subsidiaries, or to compel Overseas Shipholding Group or any of its subsidiaries to divest or hold separate any portion of any business or of any assets of Overseas Shipholding Group or any of its subsidiaries, or (B) to prohibit or materially limit the ownership or operation by us, Overseas Shipholding Group, or any of our or its respective subsidiaries of any significant portion of any business or of any significant assets of ours or any of our subsidiaries, or to compel us, Overseas Shipholding Group, or any of our or its respective subsidiaries, to divest or hold separate any significant portion of any business or of any significant assets of ours or any of our subsidiaries,

•	seeks to prohibit Overseas Shipholding Group or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of ours or any of our subsidiaries, or

•	otherwise has, or would reasonably be expected to have, a material adverse effect;

provided that, with respect to any such action, suit or proceeding, Overseas Shipholding Group shall have satisfied its obligations under the merger agreement to contest, administratively or in court, any ruling, order or other action of any governmental entity respecting the transactions contemplated by the merger agreement pursuant to any applicable antitrust or competition law, except to the extent that Overseas Shipholding Group determines, in its reasonable good faith judgment, that there is no reasonable legal basis for contesting such ruling, order or other action or no reasonable prospect of a favorable determination thereunder.

•	by us, if Overseas Shipholding Group has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, if the breach or failure to perform:

•	gives rise to the failure of the closing conditions relating to Overseas Shipholding Group’s representations and warranties, and covenants or agreements described under the caption “— Conditions to the Completion of the Merger”, and

•	is incapable of being cured by Overseas Shipholding Group within 30 calendar days following receipt of written notice of such breach or failure to perform from us; or

•	by Overseas Shipholding Group, in the event that prior to the obtaining of stockholder approval:

•	a Company Adverse Recommendation Change shall have occurred; or

•	our board of directors fails to publicly reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of receipt of a written request by Overseas Shipholding Group to provide such reaffirmation following a takeover proposal that is publicly announced or that otherwise becomes publicly known; or

•	by us in response to a superior proposal that was not solicited after the date of the merger agreement and was made after the date of the merger agreement and did not otherwise result from our breach of the merger agreement.

Amendment, Extension and Waiver

Subject to applicable law:

•	the merger agreement may be amended by mutual consent of the parties in writing at any time, except that after the merger agreement has been adopted by our stockholders, no amendment may be entered into which requires approval by such stockholders unless such further approval is obtained; and

•	at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and waive compliance by any other party with any agreement or condition in the merger agreement.

Fees and Expenses

The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is completed. However, we must pay Overseas Shipholding Group a $10 million termination fee if:

•	the merger agreement is terminated by Overseas Shipholding Group pursuant to its right described in the second to last major bullet point under the heading “— Termination”;

•	the merger agreement is terminated by us pursuant to our right described in the last major bullet point under the heading “— Termination”; or

•	prior to obtaining stockholder approval, we or our stockholders receive a takeover proposal or a takeover proposal otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the merger agreement is terminated by either Overseas Shipholding Group or us because either (1) the merger has not been consummated on or before March 31, 2007 (or any later date to which such date may be extended as described in the second major bullet point under the heading “— Termination”), but only if a vote to obtain the approval of our stockholders or a special meeting of stockholders has not been held); or (2) our stockholders have not adopted the merger agreement at the special meeting or any adjournment or postponement thereof, and, within 12 months after such termination, we complete, or enter into a definitive agreement to complete, the transactions described in any takeover proposal.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
PRINCIPAL STOCKHOLDERS

Except as otherwise indicated, the following table and notes set forth information, as of October 15, 2006, with respect to the beneficial ownership of shares of our common stock by each of our directors and executive officers, by such persons as a group, and by any other stockholder that is known to us to be the beneficial owner of 5% or more of our common stock, based upon information furnished to us by such persons or entities. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within sixty (60) days.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number	Percent

Ingalls & Snyder LLC(3)	1,400,150	11.7
Wellington Management Company, LLP(4)	1,377,000	11.5
The Bessemer Group, Incorporated(5)	714,400	5.9
Jonathan P. Whitworth(6)	96,564	*
Stephen M. Hackett(7)	89,747	*
Walter T. Bromfield(8)	84,703	*
Robert J. Lichtenstein(9)	51,148	*
Dr. Craig E. Dorman(10)	50,796	*
Brent A. Stienecker(11)	30,723	*
Frederick C. Haab(12)	15,877	*
William A. Smith(13)	12,556	*
Christopher J. Flanagan	12,112	*
Gary K. Wright	6,585	*
Rosalee R. Fortune	3,026	*
Norman D. Gauslow	2,674	*
Matthew J. Yacavone	2,510	*
All directors and executive officers as a group (13 persons)	459,021	3.8

*	Less than 1%.

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares of our common stock owned by such person.

(2)	Unless otherwise indicated, the address of each stockholder listed is Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, FL 33602.

(3)	Number of shares beneficially owned is based upon Amendment No. 14 to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2006 by Ingalls & Snyder LLC (“I&S”). The filing indicates that I&S, a registered broker dealer and a registered investment advisor, has shared dispositive power over such shares, which include securities owned by clients of I&S in accounts over which employees of I&S hold discretionary investment authority or in accounts managed under investment advisory contracts. The address of I&S is 61 Broadway, New York, NY 10006.

(4)	Number of shares beneficially owned is based upon Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2006 by Wellington Management Company, LLP (“Wellington Management”). The filing indicates that Wellington Management, in its capacity as investment advisor, has (i) shared voting power with respect to 753,000 shares, and (ii) shared dispositive power with respect to 1,377,000 shares, and that all shares are held of record by clients of Wellington Management. The address of Wellington Management is 75 State Street, Boston, MA 02109.

(5)	Number of shares beneficially owned is based upon Schedule 13G filed with the SEC on February 14, 2006 by The Bessemer Group, Incorporated (“BGI”), as a parent holding company, and Bessemer Trust Company, N.A. (“BTNA”), Bessemer Investment management LLC (“BIM”) and Old Westbury Real Return Fund (the “Old Westbury Fund”). The filing indicates that BTNA is wholly owned by BGI, BIM is a wholly owned subsidiary of BTNA and is the investment advisor to the Old Westbury Fund, BTNA is a trust company that manages accounts for the benefit of others and BIM is a registered investment advisor that furnishes investment advisory services to the Old Westbury Fund. The filing also indicates that the shares are held by the Old Westbury Fund and that BGI, BTNA, BIM and the Old Westbury Fund have shared voting and shared dispositive power with respect to such shares. The address of BGI is 100 Woodbridge Center Drive, Woodbridge, NJ 07095-01980. The address of BTNA and BIM is 630 Fifth Avenue, New York, NY 10111. The address of Old Westbury Fund is 3435 Steltzer Road, Columbus, OH 43219.

(6)	Mr. Whitworth has shared investment power with his wife for a portion of the shares.

(7)	Includes 37,706 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

(8)	Mr. Bromfield has shared investment power for a portion of the shares with his wife. Includes 45,893 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

(9)	Mr. Lichtenstein has shared investment power for a portion of the shares with his wife. Includes 10,989 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

(10)	Dr. Dorman has shared investment power for a portion of the shares with his wife. Includes 29,462 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

(11)	Includes 18,418 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

(12)	Mr. Haab has shared investment power for a portion of the shares with his wife. Includes 2,409 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

(13)	Includes 2,414 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of October 15, 2006.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter. Our board of directors has determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in order to adopt the merger agreement.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

Our 2007 annual meeting of stockholders is not yet scheduled to take place. We will hold the 2007 annual meeting of our stockholders only if the merger is not completed. The deadline for submission of stockholder proposals for inclusion in our proxy materials for the 2007 annual meeting is November 28, 2006. If the merger is not completed, under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, our stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2007 annual meeting by submitting their proposal in writing to our Secretary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements about our ability to complete the merger.

When used in this proxy statement, we intend the words “may”, “believe”, “anticipate”, “plan”, “expect”, “predict”, “estimate”, “require”, “intend” and similar words to identify “forward-looking statements”. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be far different from that suggested by our forward-looking statements. Such risks and uncertainties include our inability to complete the merger and the other risks and factors identified from time to time in reports we file with the Securities and Exchange Commission or in public statements issued by us. You should not place undue reliance on our forward-looking statements. We disclaim any obligation to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the facilities of the Securities and Exchange Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the Securities and Exchange Commission at 1 800-SEC-0330 for further information on its public reference rooms. Our

Securities and Exchange Commission filings also are available to the public at its website at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 26, 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of September 25, 2006
Among
OVERSEAS SHIPHOLDING GROUP, INC.,
MARLIN ACQUISITION CORPORATION,
And
MARITRANS INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 25, 2006, among OVERSEAS SHIPHOLDING GROUP, INC., a Delaware corporation (“Parent”), MARLIN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and MARITRANS INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the ‘‘Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”), other than the Appraisal Shares and shares of Company Common Stock directly owned by Parent, Sub or the Company, together with the associated Rights, will be converted into the right to receive $37.50 in cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.02.  Closing.  The closing of the Merger (the ‘‘Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and By-laws.  (a) The Certificate of Incorporation (as amended) of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Certificate shall be the Restated Certificate of

Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares), together with the Rights associated therewith, shall be converted into the right to receive $37.50 in cash, without interest (the ‘‘Merger Consideration”). At the Effective Time, all such shares of Company Common Stock and associated Rights shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall appoint an agent, which shall be a nationally recognized financial institution or other person that routinely acts in such capacity, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock (together with the associated Rights) previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (together with the associated Rights) formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid from time to time to Parent, upon request.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the ‘‘Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be. Each of the Company and its Subsidiaries has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its By-laws (the “Company

By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2004 and prior to the date hereof.

(b) Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of its incorporation or formation, and the executive officers and directors thereof. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, claims, options, mortgages, restrictions, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.  The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”). At the close of business on September 22, 2006, (i) 12,029,048 shares of Company Common Stock were issued and outstanding (including 132,736 shares of Company Common Stock subject to vesting or other forfeiture restrictions or repurchase conditions (shares so subject, “Company Restricted Stock”), but excluding shares of Company Common Stock held by the Company in its treasury), (ii) 5,541,713 shares of Company Common Stock were held by the Company in its treasury, (iii) 480,676 shares of Company Common Stock were reserved and available for issuance pursuant to the Maritrans Inc. Equity Compensation Plan, the Company’s 1999 Directors’ and Key Employees’ Equity Compensation Plan and the 2005 Omnibus Equity Compensation Plan (such plans, together, the “Company Stock Plans”), of which 200,533 shares of Company Common Stock were subject to outstanding Company Stock Options, and (iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares. At the close of business on September 22, 2006, 500,000 shares of Company Preferred Stock designated as Series A Junior Participating Preferred Shares were reserved for issuance in connection with the rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of August 1, 2002, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”). Except as set forth above in this Section 3.01(c), at the close of business on September 22, 2006, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Restricted Stock and Company Stock Options) that are linked to the value of Company Common Stock or the value of the Company or any part thereof granted under the Company Stock Plans or otherwise. Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of September 22, 2006, of all (a) outstanding options to purchase shares of Company Common Stock from the Company pursuant to the Company Stock Plans or otherwise (together with any other stock options granted after September 22, 2006, in accordance with the terms of this Agreement, the ‘‘Company Stock Options”), the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof and (b) all outstanding shares of Company Restricted Stock, the grant dates, vesting schedules, repurchase prices (if any) and names of the holders thereof. The terms and conditions of each outstanding Company Stock Option and share of Company Restricted Stock permit such option or share to be treated at the Effective Time as set forth in Section 5.04. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. From September 22, 2006, until the date of this Agreement, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of September 22, 2006, in accordance with their terms as in effect on September 22, 2006. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), as of the date of this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. Except as otherwise contemplated in Section 5.04, the execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company and its Subsidiaries with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable foreign competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the ‘‘Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the New York Stock Exchange and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents.  (i) The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company since January 1, 2004 (the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes Oxley Act of 2002 (including the rules and regulations promulgated thereunder, ‘‘SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or furnished, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents was prepared in accordance with, in all material respects, the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Company SEC Documents filed or furnished by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii) Neither the Company nor any of its Subsidiaries has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(iv) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(vi) Since January 1, 2004, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Public Company Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof.

(f) Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  Since December 31, 2005, there has not been any Material Adverse Change. During the period since June 30, 2006, through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.01(a).

(h) Litigation.  Except as disclosed in the Filed Company SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(i) Contracts.  (i) Section 3.01(i) of the Company Disclosure Schedule lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts, the “Material Contracts”):

(A) any material operating agreement, management agreement, crewing agreement, contract of affreightment or financial lease (including any sale/leaseback agreement or similar arrangement) with respect to any Vessel;

(B) any Contract for or relating to the purchase or sale of any Vessel or other vessel;

(C) any Contract including an option with respect to the purchase or sale of any Vessel or other vessel;

(D) any Contract with a third party for the charter of any Vessel;

(E) any Contract relating to indebtedness for borrowed money (including any obligation to guarantee the indebtedness for borrowed money of any person other than any Subsidiary of the Company) having an outstanding principal amount in excess of $2,500,000, and, for each such Contract, the aggregate principal amount outstanding as of the date of this Agreement;

(F) any Contract relating to a security interest imposed on any asset or property of the Company or any of its Subsidiaries, other than Permitted Liens;

(G) any Contract with any supplier or for the furnishing of services to the Company or any of its Subsidiaries involving consideration of more than $2,500,000 over its remaining term (including any automatic extensions thereto);

(H) any partnership, joint venture or similar agreement or arrangement with a third party;

(I) any Contract that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete with any person or in any geographic area or during any period of time;

(J) any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company (other than any of its Subsidiaries) or any person that beneficially owns 5% or more of the outstanding shares of Company Common Stock (including, in each case, any “associates” or members of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act, respectively) of any such person), on the other hand;

(K) any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity; and

(L) any effective power of attorney granted by the Company or any of its Subsidiaries.

(ii) Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, a valid and binding obligation of each other party thereto. None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party is in breach of, or in default under, or has repudiated, and no event has occurred which, with notice or lapse of time or both, would constitute a breach of, or a default under, any such Material Contract, except for such breach, default or repudiation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent a true and correct copy of each Material Contract (as amended to date). Neither the Company nor any of its Subsidiaries is a party to any material oral Contract.

(iii) Except as disclosed in the Filed Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act.

(j) Compliance with Laws; Environmental Matters.  (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(l) and 3.01(n), respectively, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of all Governmental Entities (collectively, “Legal Provisions”) and all Maritime Guidelines applicable to it, its properties, facilities or other assets (including its Vessels), its business or operations or any product or service that is developed, performed, distributed and/or marketed by it, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are citizens of the United States within the meaning of Section 2(c) of the Shipping Act of 1916, as amended. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities or pursuant to any Maritime Guideline (collectively, “Permits”) necessary for it to own, lease or operate its properties (including its Vessels) and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger by the Company, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no action, demand, requirement or investigation by any Governmental Entity, including any written notice or warning from any Governmental Entity regarding deficiencies in compliance with any Legal Provision or Maritime Guideline, and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, facilities or other assets (including their Vessels) or products or services, under any Legal Provision or Maritime Guideline is pending or threatened, other than, in each case, those the outcome of which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries, and each currently owned, operated or leased Vessel of the Company or any of its Subsidiaries, is, and has been, in compliance with all Environmental Laws, and each of the Company and its Subsidiaries has obtained and complied with all Permits required under any Environmental Laws to own, lease or operate its properties or other assets (including its Vessels) and to carry on its business and operations as currently conducted; (B) to the Knowledge of the Company, during the period of the Company’s or its Subsidiaries’ ownership, operation or use thereof, no formerly owned, operated or used Vessel violated any Environmental Law; (C) there have been no Releases or threatened Releases of Hazardous Materials in, on, from, under or affecting any properties or Vessels currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or any of its former Subsidiaries; (D) there is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding; (E) neither the Company nor any of its Subsidiaries has entered into or assumed by Contract or operation of law or otherwise any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; (F) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding, compliance obligation or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws; and (G) neither the Company nor any of its Subsidiaries is subject to any claim, action, obligation or liability arising under any Environmental Law as such relates to human exposure to asbestos, with respect to the presence or alleged presence of asbestos or asbestos-containing materials in any product or at or upon any current property or Vessels, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has manufactured, sold, marketed, installed, removed, imported or distributed any asbestos-containing products in such a manner that would reasonably be expected to form the basis of any such claim, action, obligation or liability. The Company has made available to Parent all material environmental audits, reports and other material environmental documents prepared in the last five years, which are in its possession or under its reasonable control, relating to the Company’s or any of its Subsidiary’s past or current properties, including Vessels, or operations. The term “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding Contracts issued, promulgated or entered into by any Governmental Entity relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Oil Pollution Act of 1990, as amended. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(k) Absence of Changes in Company Benefit Plans; Labor Relations.  (i) From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries (each, a “Participant”), but not including the Company Benefit Agreements (all such plans, programs, policies, arrangements, agreements and understandings, including any such plan, program, policy, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, the “Company Benefit Plans”), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or any change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Pension Plan is not then out of compliance with applicable law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code. Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement, there are not any other material Company Benefit Agreements.

(ii) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. No employees of the Company or any of its Subsidiaries are or since January 1, 2004, have been, represented by any union with respect to their employment by the Company or such Subsidiary. There is not pending, and, since January 1, 2004, there has not been, any labor dispute, labor strike, union organization attempt or work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or since January 1, 2004, has been, the subject of any suit, action or proceeding which is pending or, to the Knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel it to bargain with any labor union or labor organization. Each of the Company and its Subsidiaries is, and since January 1, 2004, has been, in compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, except where such non-compliance has not had and would not reasonably be expected to result in a material liability to the Company, and since January 1, 2004, has not, engaged in any material unfair labor practice.

(l) ERISA Compliance.  (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each material Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and material Company Benefit Agreements in effect as of the date of this Agreement. The Company has made available to Parent complete and accurate copies of (A) each such Company Benefit Plan and Company Benefit Agreement, (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required under applicable law and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except where such non-compliance has not had and would not reasonably be expected to result in a material liability to the Company.

(ii) All Company Pension Plans intended to be tax qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter, to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that has had or would reasonably be expected to result in a material liability to the Company. The Company has delivered or made available to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan.

(iii) Neither the Company nor, within the last six years, any Commonly Controlled Entity, (A) has maintained, contributed to or been required to contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan or (B) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code which would reasonably be expected to result in a material liability to the Company.

(iv) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, except where such failure has not had and would not reasonably be expected to result in a material liability to the Company. None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or Company Benefit Agreement or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement that would reasonably be expected to give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(v) Except where such failure has not had and would not reasonably be expected to result in a material liability to the Company, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. No Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each Company Benefit Plan, (A) to the Knowledge of the Company, there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to the Company and (B) to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company to any liability for breach of fiduciary duty under ERISA that would reasonably be expected to result in a material liability to the Company. There has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years.

(vii) To the Knowledge of the Company, each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law. Except as required by Section 4980B(f) of the Code, no Company Benefit Plan or Company Benefit Agreement that is an employee welfare benefit plan provides benefits after termination of employment.

(viii) Except as contemplated by this Agreement, no Participant will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event) or any benefits the value of which will be calculated on the basis of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event). None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement will (including as a result of any termination of employment on or following the Effective Time) (A) entitle any Participant to severance, termination, change in control or similar pay or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(ix) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code, except where such disallowance has not had and would not reasonably be expected to result in a material liability to the Company.

(m) No Excess Parachute Payments.  Other than payments that may be made to persons set forth on Section 3.01(m) of the Company Disclosure Schedule (the “Primary Company Executives”), (i) no amount or other entitlement or economic benefit that would be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and (ii) no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross up or other payment) from the Company, Parent, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(n) Taxes.  (i) Each of the Company and its Subsidiaries has filed or has caused to be filed in a timely manner (within any applicable extension period) all material tax returns required to be filed. All such tax returns are complete and accurate in all material respects and have been prepared in compliance in all material respects with all applicable laws and regulations. Each of the Company and its Subsidiaries has timely paid or caused to be paid (or the Company has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve, determined in accordance with GAAP, for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) To the Knowledge of the Company, no tax return of the Company or any of its Subsidiaries is or has been within the last five years under audit or examination by any taxing authority, and no written notice has been received by the Company or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid or is being contested in good faith and has been reserved for on the books of the Company. The general statute of limitations with respect to federal income taxes as set forth in Section 6501 of the Code is closed with respect to the tax returns of the Company and each of its Subsidiaries for all years through 2002. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or any of its Subsidiaries, nor has any written request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of the

Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) with respect to any taxes has been executed or filed with any taxing authority.

(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the completed contract method of accounting, (E) the long-term contract method of accounting, (F) the cash method of accounting or Section 481 of the Code or (G) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

(iv) The Company and each of its Subsidiaries have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of taxes (including Section 482 of the Code and withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable laws.

(v) None of the Company or any of its Subsidiaries has within the last two years constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vi) Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return other than consolidated tax returns for the consolidated group of which the Company is the common parent.

(vii) Neither the Company nor any of its Subsidiaries has ever entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(viii) No written claim has ever been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that the Company or any of its Subsidiaries is, or may be, subject to a material amount of tax by that jurisdiction.

(ix) Other than with respect to the consolidated group of corporations of which the Company is the common parent, neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(x) No taxing authority has asserted in writing any material liens for taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for taxes not yet due and payable.

(xi) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii) Neither the Company nor any of its Subsidiaries (A) is, to the Knowledge of the Company, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or made a similar election under any comparable provision of any tax law.

(xiii) As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, value-added, ad valorem, capital gain, alternative minimum, transfer and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments, duties and similar governmental charges or fees of any kind whatsoever, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being or having been party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, claims for refund, disclosure statements (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)), forms, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o) Real Property.  (i) None of the Company or any of its Subsidiaries owns any real property or any interest therein.

(ii) Section 3.01(o) of the Company Disclosure Schedule sets forth a complete and accurate list of all material real property leased by the Company and its Subsidiaries (the “Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all leases (including subleases) of real property under which the Company or any of its Subsidiaries is a lessee or sublessee (the “Leases”) are in full force and effect and (B) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any such Lease, is in default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a default by the Company or any of its Subsidiaries under any of the Leases. The transactions contemplated by this Agreement do not require the consent of any other party to a Lease. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy any Leased Real Property or any portion thereof, and neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(iii) The Leased Real Property comprises all of the material real property used in the business of the Company and its Subsidiaries as currently conducted.

(p) Intellectual Property.  (i) The Company and its Subsidiaries own all right, title and interest to, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the business of the Company and its Subsidiaries, except for such Intellectual Property Rights the failure of which to own, license or otherwise have the right to use, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Section 3.01(p) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of: (A) all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any) owned by the Company or any of its Subsidiaries and (B) all options, rights, licenses or interests of any kind relating to Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, granted (1) to the Company or any of its Subsidiaries (other than software licenses for generally available software), and (2) by the Company or any of its Subsidiaries to any other person.

(ii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon any Intellectual Property Rights of any other person, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a

Material Adverse Effect. No claims are pending or, to the Knowledge of the Company, threatened, nor are there any outstanding judgments, injunctions, orders or decrees as of the date of this Agreement, against the Company or any of its Subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness, sale, manufacture or use in the business of the Company and its Subsidiaries of any Intellectual Property Right, except for such claims, judgments, injunctions, orders or decrees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no other person has interfered with, infringed upon, misappropriated, diluted or otherwise come into conflict with any Intellectual Property Rights of the Company or any of its Subsidiaries, except for any such interference, infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) The Company and its Subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence, including the requirement of certain employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries.

(iv) As used in this Agreement, “Intellectual Property Rights” means, collectively, whether arising under the laws of the United States or any other state, country or jurisdiction: (A) ideas, formulas, patterns, designs, utility models, compositions, programs, methods, inventions, know-how, manufacturing and production and all other processes, procedures and techniques, research and development information and technical data (whether patentable or unpatentable and whether or not reduced to practice) and other trade secrets and confidential information, patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (D) computer software, data, data bases and documentation thereof; and (E) domain name registrations.

(q) Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the ‘‘Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes.  The Board of Directors of the Company has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL (“Section 203”)) set forth in Section 203 to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisor.  The Company has received the opinion of Merrill Lynch & Co., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A signed copy of such opinion will be delivered to Parent promptly after the execution of this Agreement.

(u) Insurance.  Section 3.01(u) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, hull and machinery, protection and indemnity, title and other forms of insurance owned, held by or applicable to the Company (or its assets (including its and its Subsidiaries’ Vessels) or business) as of the date hereof. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid in accordance with the applicable terms, and no notice of cancelation or termination has been received with respect to any such policy except for such policies, premiums, cancelations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Such policies are sufficient for compliance by the Company with (i) all requirements of applicable laws and Maritime Guidelines and (ii) all Contracts to which the Company is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company has not been refused any insurance in writing with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect, for which the Company or any of its Subsidiaries has received written notification of any defense to coverage or reservation of rights in connection with such claim.

(v) Rights Agreement.  The Company has taken all actions necessary to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary or Affiliate of Parent is an “Acquiring Person” or a “Principal Party” (in each case as defined in the Rights Agreement) and (y) none of a “Distribution Date”, a “Triggering Event” or a “Stock Acquisition Date” (in each case as defined in the Rights Agreement) occurs, in the case of clauses (x) and (y), by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) ensure that neither Section 11 nor Section 13 of the Rights Agreement will apply to the Merger or the other transactions contemplated by this Agreement.

(w) Vessels.  Section 3.01(w) of the Company Disclosure Schedule sets forth (categorized by type of Vessel) a description of each Vessel, including its name, owner, capacity (gt or dwt, as specified therein), year built, hull type, the country of its registration, its classification society, details of any warranty claims made on such Vessel and whether such Vessel is currently leased on the spot or time charter market. Except as set forth in Section 3.01(w) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, each such Vessel (i) is duly registered under the flag of the United States, (ii) is seaworthy and in good operating condition, (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, which are required for the operation of such Vessel in the trades and geographic areas in which it is operated, (iv) has been classed by a classification society which is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations, and, to the Knowledge of the Company, (A) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (B) all events and conditions which are required to be reported as to class have been disclosed and reported to such Vessel’s classification society.

Section 3.02.  Representations and Warranties of Parent and Sub.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Sub has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Parent is a citizen of the United States within the meaning of Section 2(c) of the Shipping Act of 1916, as amended.

(b) Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation by Parent of the Merger (including the payments required to be made pursuant to Article II) or the other transactions contemplated hereby. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable foreign competition, merger control, antitrust or similar law or regulation and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e) Capital Resources.  Parent has cash on hand and available borrowings that, together, will at the Effective Time be sufficient to pay the aggregate Merger Consideration and amounts payable in respect of Company Stock Options pursuant to Section 5.04.

(f) Brokers.  No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01.  Conduct of Business.  (a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules, regulations, Maritime Guidelines and treaties and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any options, warrants, calls or rights to acquire any such shares or other securities, other than in connection with (1) the forfeiture of Company Stock Options and Company Restricted Stock and (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to Company Stock Options and Company Restricted Stock;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options (subject to Section 5.04), in each case outstanding on the date hereof in accordance with their terms on the date hereof, (y) the issuance of the Rights and capital stock pursuant to the terms of the Rights Agreement and (z) as required under any Company Benefit Agreement or Company Benefit Plan in effect on the date hereof);

(iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, in each case except as may be required by law or the rules and regulations of the SEC or the New York Stock Exchange;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that, individually, has a purchase price in excess of $1,000,000 or, in the aggregate, have a purchase price in excess of $5,000,000, except for new capital expenditures, which shall be subject to the limitations of clause (vii) below, and except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets (excluding Intellectual Property Rights) or any interests therein (including securitizations), except for sales of used equipment in the ordinary course of business consistent with past practice, (y) enter into, modify or amend any lease of property, except in the ordinary course of business consistent with past practice, or (z) modify, amend, terminate or permit the lapse of any material Lease or other material Contract relating to any real property;

(vi) (x) incur any indebtedness for borrowed money in excess of $5,000,000 or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel or other customary business expenses in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(viii) except as required by law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any indebtedness, (x) waive or assign any claims or rights of substantial value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) (A) purchase or construct any vessel or enter into any Contract for the purchase or construction of any vessel, (B) sell or otherwise dispose of any Vessel or enter into any Contract for the sale or disposal of any Vessel, (C) enter into any Contract for the bareboat or time charter of any Vessel (including any Vessel owned or leased by the Company or any Subsidiary of the Company) that (x) has a term in excess of six months, (y) provides for one or more renewal or extension options or (z) provides for any purchase option, or (C) enter into any Contract for the drydocking or repair of any Vessel where the estimated cost thereof is in excess of $1,000,000 unless, in the case of this clause (C), such work cannot prudently be deferred and is required to preserve the safety and seaworthiness of such Vessel;

(x) enter into, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiii) (A) sell, transfer or license to any person or otherwise extend, amend or modify any rights to any of the material Intellectual Property Rights of the Company or any of its Subsidiaries or (B) license any material Intellectual Property Rights from any person, other than, in the case of this clause (B), licenses of Intellectual Property Rights granted to the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(xiv) except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable law or as required under any Company Benefit Agreement or Company Benefit Plan in effect on the date hereof, (A) adopt, enter into, terminate or amend any Company Benefit Plan, Company Benefit Agreement or collective bargaining agreement, other than amendments that are immaterial or administrative in nature, (B) increase in any manner the compensation, bonus or fringe or other benefits of any Participant, or grant or pay any type of compensation or benefits to any Participant not previously receiving or entitled to receive such type of compensation or benefits, except for increases in cash compensation (including cash bonuses) to Participants in the ordinary course of business consistent with past practice; (C) grant or pay to any Participant (1) any severance, termination, change in control or similar pay or benefits or increase such pay or benefits or (2) any right to receive any severance, termination, change in control or similar pay or benefits, (D) pay any benefit under, or grant any award under or amend or terminate any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, Company Restricted Stock, “phantom” stock, stock appreciation rights, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of existing restrictions in any Company Benefit Agreements or Company Benefit Plans or on any awards made thereunder), other than as expressly permitted pursuant to clause (B), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xv) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(xvi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c) Advice of Changes; Filings.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d) Certain Tax Matters.  (i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (B) timely pay all taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable but not yet due; (D) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, ‘‘Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and not settle or compromise any such Action without Parent’s consent (such consent not to be unreasonably withheld, delayed or conditioned); (E) not make or change any material tax election or settle or compromise any material tax liability, other than with Parent’s consent (such consent not to be unreasonably withheld, delayed or conditioned) or other than in the ordinary course of business; and (F) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

Section 4.02.  No Solicitation.  (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, ‘‘Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this

Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which (A) need not restrict such person from making any unsolicited Takeover Proposal and (B) shall permit the Company to comply with the terms of Section 4.02(c)) not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent) relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person (other than Parent) beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person (other than Parent) or the stockholders of any person (other than Parent) would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide Takeover Proposal made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 80% of the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a ‘‘Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable law, (x) make a Company Adverse Recommendation Change or (y) in response to a Superior Proposal that was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02, cause the Company to terminate this Agreement (and concurrently with such termination enter into an Acquisition Agreement with respect to such Superior Proposal); provided, however, that (1) no Company Adverse Recommendation Change may be made and (2) no such termination of this Agreement by the Company may be made, in each case until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to this Section 4.02(b). Such notice from the Company to Parent shall specify the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three business day period). In determining whether to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 4.02(b), the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent any written proposals, term sheets, amendments, drafts of agreements and similar written documents exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the other hand, as promptly as reasonably practicable after receipt or delivery thereof; provided that, in the case of this clause (ii), (x) such documents are readily available to the Company or its outside counsel and (y) the provision of such documents would not in the reasonable good faith judgment of the Company impose a material administrative burden on the Company.

(d) Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under applicable law, including the Board of Directors’ duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. Parent shall promptly furnish all information that may be reasonably requested by the Company in connection with any such actions. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Sections 4.02(b) and 4.02(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.02.  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of integration and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each correspondence or written communication with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request, in each case subject to applicable law. Except for disclosures expressly permitted by the terms of the letter agreement dated as of September 5, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.03.  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents from any such third parties. Each of the parties will, as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated by this Agreement pursuant to any Other Antitrust Laws. Each party will furnish to each other’s counsel such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Parent will be responsible for all filing fees payable in connection with such filings and for the reasonable fees and expenses of any experts retained by the parties. Each of Parent and the Company agrees to instruct their respective counsel to cooperate with each other and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. Such reasonable best efforts and cooperation will include causing its counsel (i) to promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, (ii) to communicate with each other regarding the content of any communication with and response to personnel of such Governmental Entity, including the content of any written or oral presentation or submission to any Governmental Entity and (iii) to comply promptly with any inquiries or requests for additional information from any such Governmental Entity, unless otherwise agreed to by the other party, such agreement not to be unreasonably withheld. None of Parent, the Company nor any of their respective Subsidiaries will independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of Parent and its Subsidiaries, the Company, and in the case of the Company and its Subsidiaries, Parent, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of Parent or Company, as applicable, will be limited to outside antitrust counsel only). Parent agrees to take any and all reasonable steps within its control and necessary to avoid or eliminate each and every impediment under any applicable antitrust or competition law that any Governmental Entity asserts so as to enable the parties to expeditiously close the transactions contemplated by this Agreement (including the Merger). None of Parent, Sub or the Company shall take any action that would reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act and regulations or any Other Antitrust Laws. Parent and its Subsidiaries will be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Entity respecting the transactions contemplated by this Agreement pursuant to any applicable antitrust or competition law, except to the extent that Parent determines, in its reasonable good faith judgment, that there is no reasonable legal basis for contesting such ruling, order or other action or no reasonable prospect of a favorable determination thereunder. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, (x) divest or hold separate any assets or any portion of any business of, or modify or accept conditions with respect to the business operations of, Parent or any of its Subsidiaries (not including the Company following the Effective Time), or (y) divest or hold separate any significant assets or any significant portion of any business of, or modify or accept conditions with respect to any significant portion of the business operations of, the Company and its Subsidiaries. The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04.  Equity-Based Awards.  (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or use commercially reasonable efforts to take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) (A) prior to the Effective Time, each outstanding unvested Company Stock Option shall automatically accelerate so that each such Company Stock Option shall become fully exercisable for all shares of Company Common Stock at the time subject to such Company Stock Option and may be exercised by the holder thereof for any or all of such shares and (B) upon the Effective Time, all outstanding Company Stock Options shall be canceled, with the holder of each Company Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (x) the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option;

provided that all amounts payable pursuant to this clause (i) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, without interest;

(ii) each share of Company Restricted Stock shall be adjusted as necessary to provide that the restrictions on such share shall lapse at the Effective Time, and at the Effective Time, each share of Company Restricted Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c), subject to any applicable withholding pursuant to Section 2.02(h); and

(iii) make such other changes to the Company Stock Plans as Parent and the Company may reasonably agree are appropriate to give effect to the Merger.

(b) Each provision in each Company Benefit Plan and Company Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Company Stock Options, Company Restricted Stock or any other interests in respect of any capital stock (including any “phantom” stock, stock appreciation rights or performance units) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Company Stock Options, Company Restricted Stock or any other interests in respect of any capital stock (including any “phantom” stock, stock appreciation rights or performance units) of the Company or the Surviving Corporation.

Section 5.05.  Indemnification; Advancement of Expenses; Exculpation and Insurance.  (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in the Company Certificate, the Company By-laws, the organizational documents of any Subsidiary or any indemnification agreement between such directors or officers and the Company and/or any Subsidiary (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05. In addition, in the event (A) the Surviving Corporation transfers any material portion of its assets, whether in a single transaction or in a series of transactions, or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.05(a), Parent will either guarantee such obligations or take such other action to ensure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

(c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amount no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided further, however, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than $882,500 in the aggregate to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for $882,500 or less in the aggregate, Parent shall be obligated to provide such coverage as may be obtained for such $882,500 aggregate amount.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06.  Fees and Expenses.  (a) Except as provided in Section 5.03 and paragraph (b) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $10,000,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a payment required by clause (i) above, on the first business day following the date of termination of this Agreement, (y) in the case of a payment required by clause (ii) above, on the date of termination of this Agreement and (z) in the case of a payment required by clause (iii) above, on the first business day following the date of the first to occur of the events referred to in clause (iii)(C).

(c) The Company and Parent acknowledge and agree that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 5.07.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.09.  Employee Matters.  (a) For a period of not less than twelve months following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries, or become employed by Parent or a Subsidiary of Parent, following the Effective Time (the “Continuing Employees”) shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided under the Company’s employee benefit plans to such employees, taken as a whole, immediately prior to the Effective Time; provided that employees of the Company shall be eligible to receive equity awards for calendar year 2007 under equity incentive plans of Parent on a substantially comparable basis to similarly situated employees of Parent, which awards shall be granted in January 2008. Notwithstanding the foregoing, the value of benefits under Company defined benefit pension plans and any related supplemental defined benefit pension plans of the Company will not be taken into account for purposes of determining comparability of employee benefits.

(b) Subject to compliance with Section 5.09(a), nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

(c) Except as would result in any duplication of benefits for the same period of service, Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee with the Company and its Subsidiaries as if such service had been performed with Parent (i) for purposes of eligibility for vacation under Parent’s vacation program, (ii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iii) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan and (iv) for purposes of eligibility to participate in, vesting under and benefits accrual pursuant to any other benefit plan of Parent (including any retirement plan) other than for purposes of benefit accrual pursuant to any defined benefit pension plan of Parent (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that Parent makes such plan or program available to Continuing Employees).

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Parent agrees that it shall, or shall cause the Surviving Corporation to, pay bonuses and long term incentive awards in the amounts and at the times set forth on Section 5.09(e) of the Company Disclosure Schedule.

(f) In the event the Effective Time occurs before the Company makes a profit sharing contribution in respect of calendar year 2006 in the ordinary course of business under its defined contribution retirement plan, Parent shall, or shall cause the Surviving Corporation to, make such contribution; provided that the amount of such contribution shall not exceed $500,000.

Section 5.10.  Rights Agreement.  The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(v)) reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise has had or would reasonably be expected to have a Material Adverse Effect (provided that the enforcement of the condition set forth in this Section 6.01(c) by Parent with respect to any Restraint shall be subject to Parent’s prior satisfaction of its obligations pursuant to Section 5.03 to the extent applicable to such Restraint).

Section 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.01(c), the first four sentences of Section 3.01(d), Section 3.01(r) and Section 3.01(v) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect”, “Material Adverse Change” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending any suit, action or proceeding by any Governmental Entity in the United States (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit (x) the ownership or operation by Parent or any of its Subsidiaries of any portion of any business or of any assets of Parent or any of its Subsidiaries, or to compel Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of Parent or any of its Subsidiaries, or (y) the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any significant portion of any business or of any significant assets of the Company or any of its Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any significant portion of any business or of any significant assets of the Company or any of its Subsidiaries, in the case of either clause (x) or (y), as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or that would reasonably be expected to have, a Material Adverse Effect (provided that the enforcement of the condition set forth in this Section 6.02(c) by Parent with respect to any suit, action or proceeding shall be subject to Parent’s prior satisfaction of its obligations pursuant to Section 5.03 to the extent applicable to such suit, action or proceeding).

(d) Restraints.  No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect (provided that the enforcement of the condition set forth in this Section 6.02(d) by Parent with respect to any Restraint shall be subject to Parent’s prior satisfaction of its obligations pursuant to Section 5.03 to the extent applicable to such Restraint).

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Parent shall have delivered to the Company a certificate, in the form of Exhibit B hereto, executed by an executive officer of Parent.

Section 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before March 31, 2007; provided, however, that if the condition set forth in Section 6.01(b) shall not have been satisfied as of the third business day prior to such date, such date may be extended from time to time by either Parent or the Company one or more times to a date not later than December 31, 2007, so long as all other conditions shall have been satisfied or shall be capable of being satisfied at the time of each such extension; provided further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, in the event that prior to the obtaining of the Stockholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal that is publicly announced or that otherwise becomes publicly known; or

(f) by the Company in accordance with Section 4.02(b).

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(s), Section 3.02(f), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Overseas Shipholding Group, Inc.
666 Third Avenue
New York, NY 10017
Telecopy No.: (212) 578-1832
Attention: Myles R. Itken
           Executive Vice President, Chief Financial Officer and Treasurer

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopy No.: (212) 474-3700
Attention: John T. Gaffney, Esq.

if to the Company, to:

Maritrans Inc.
Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, FL 33602
Telecopy No.: (813) 221-2769
Attention: Jonathan P. Whitworth
           Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Telecopy No.: (215) 963-5001
Attention: Brian C. Miner, Esq.

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person;

(b) ‘‘Company Benefit Agreement” means (i) any employment, deferred compensation, consulting, severance, change of control, termination, indemnification, employee benefit, loan, stock repurchase or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (ii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement.

(c) ‘‘Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers;

(d) ‘‘Maritime Guideline” means any United States or non-United States rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel;

(e) ‘‘Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) would reasonably be expected to result in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or a Material Adverse Change: (A) any change, effect, event, occurrence, state of facts or development attributable to the United States economy or securities markets in general, (B) any change, effect, event, occurrence, state of facts or development attributable to conditions affecting the shipping industry generally, so long as the effects do not disproportionately impact the Company, or (C) any effect resulting from the pendency or announcement of this Agreement or the transactions contemplated by this Agreement;

(f) ‘‘Other Antitrust Laws” mean the antitrust and competition laws of all jurisdictions other than those of the United States and any other similar applicable law.

(g) ‘‘Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s, maritime or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries and for which the relevant party has established adequate reserves in accordance with GAAP, (ii) Liens for taxes that are not due and payable or that may thereafter be paid without interest or penalty, (iii) easements, covenants, rights-of-way and other encumbrances or restrictions of record that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate, (iv) zoning, building and other similar codes and regulations, and (v) Liens (other than Liens that secure indebtedness) that, individually or in the aggregate, do not materially interfere with, and would not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as currently conducted.

(h) ‘‘person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(i) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

(j) ‘‘Vessel” means a vessel owned or leased by the Company or any Subsidiary of the Company, including tugs, barges, tankers and articulated tug barge units.

Section 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

Section 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

Section 8.11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.12.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.12.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

OVERSEAS SHIPHOLDING GROUP, INC.,

By:	/s/ Morten Arntzen
Name: Morten Arntzen

Title:	CEO & President

MARLIN ACQUISITION CORPORATION,

By:	/s/ Morten Arntzen
Name: Morten Arntzen

Title:	President

MARITRANS INC.,

By:	/s/ Jonathan P. Whitworth
Name: Jonathan P. Whitworth

Title:	CEO

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term

409A Authorities	Section 3.01(l)
Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)
Affiliate	Section 8.03(a)
Agreement	Preamble
AJCA	Section 3.01(l)
Appraisal Shares	Section 2.01(d)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Benefit Agreement	Section 8.03(b)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Disclosure Schedule	Section 3.01
Company Pension Plan	Section 3.01(l)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company SEC Documents	Section 3.01(e)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.09(a)
Contract	Section 3.01(d)
DGCL	Section 1.01
DOJ	Section 5.03
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed Company SEC Documents	Section 3.01(e)
FTC	Section 5.03
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)

Term

Intellectual Property Rights	Section 3.01(p)
IRS	Section 3.01(l)
Knowledge	Section 8.03(c)
Leases	Section 3.01(o)
Leased Real Property	Section 3.01(o)
Legal Provisions	Section 3.01(j)
Liens	Section 3.01(b)
Maritime Guideline	Section 8.03(d)
Material Adverse Change	Section 8.03(e)
Material Adverse Effect	Section 8.03(e)
Material Contract	Section 3.01(i)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Nonqualified Deferred Compensation Plan	Section 3.01(l)
Parent	Preamble
Parent Disclosure Schedule	Section 3.02
Participant	Section 3.01(k)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)
Permitted Liens	Section 8.03(f)
person	Section 8.03(g)
Post-Signing Returns	Section 4.01(d)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(c)
Rights	Section 3.01(c)
Rights Agreement	Section 3.01(c)
SEC	Section 3.01(d)
Section 203	Section 3.01(r)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
SOX	Section 3.01(e)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(h)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)
taxing authority	Section 3.01(n)
tax returns	Section 3.01(n)
Termination Fee	Section 5.06(b)
Vessel	Section 8.03(i)

EXHIBIT A

TO THE MERGER AGREEMENT

Restated Certificate of Incorporation of the Surviving Corporation

FIRST:  The name of the corporation (hereinafter called the ‘‘Corporation”) is Maritrans Inc.

SECOND:  The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH:  Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EXHIBIT B

TO THE MERGER AGREEMENT

Form of Officer’s Certificate

OFFICER’S CERTIFICATE OF PARENT

[ • ], 2006

Reference is hereby made to the Agreement and Plan of Merger (the ‘‘Merger Agreement”), dated as of September 25, 2006, by and among Overseas Shipholding Group, Inc., a Delaware corporation (“Parent”), Marlin Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent, and Maritrans Inc., a Delaware corporation (the ‘‘Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

I, the undersigned, in my capacity as [title] of Parent and not in my individual capacity, do hereby certify on behalf of Parent, in accordance with Section 6.03(c) of the Merger Agreement, that, from and after the Effective Time, with respect to the vessels set forth on Schedule I hereto (the ‘‘Subject Vessels”), Parent shall retain and recognize the unions representing employees of the Company and its Subsidiaries with respect to the Subject Vessels as of the Effective Time, and retain and honor the terms of the collective bargaining agreements or other labor union agreements to which the Company or any of its Subsidiaries is a party relating to such unions with respect to the Subject Vessels in accordance with the terms of, and until the expiration of the current term of, each such agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of [ • ].

By
Name:

Title:

Schedule I to Certificate

Vessel	Owner

Allegiance	Maritrans Allegiance Co.
Perseverance	Maritrans Perseverance Co.
Diligence	Maritrans Diligence Co.
Integrity	Maritrans Integrity Co.
Seabrook	Seabrook Carriers Inc.
M 192	Maritrans 192 Co.
M 209	Maritrans 193 Co.
M 211	Maritrans 211 Co.
M 214	Maritrans 198 Co.
M 215	Maritrans 215 Co.
M 242	Maritrans 210 Co.
M 244	Maritrans 244 Co.
M 252	Maritrans 252 Co.
M 254	Maritrans 250 Co.
M 300	Maritrans 300 Co.
M 400	Maritrans 400 Co.
Columbia	Maritrans Columbia Co.
Constitution	Maritrans Constitution Co.
Enterprise	Maritrans Enterprise Co.
Freedom	Maritrans Freedom Co.
Honour	Maritrans Honour Co.
Independence	Maritrans Independence Co.
Intrepid	Maritrans Intrepid Co.
Liberty	Maritrans Liberty Co.
Navigator	Maritrans Navigator Co.
Seafarer	Maritrans Seafarer Co.
Sea Swift	Crowley Maine Services Inc.
Three existing new build ATB contracts of the Company
Two existing new build tug contracts of the Company

Annex B

September 25, 2006

Board of Directors
Maritrans Inc.
Two Harbour Place
302 Knights Run Avenue, Suite 1200
Tampa, FL 33602

Members of the Board of Directors:

Maritrans Inc. (the “Company”), Overseas Shipholding Group, Inc. (the “Acquiror”) and Marlin Acquisition Corporation, a newly formed, wholly owned subsidiary of the Acquiror (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each share of common stock, par value $.01 per share, of the Company (the “Company Shares”), other than any Company Shares directly owned by the Acquiror, Acquisition Sub or the Company, all of which shares will be canceled, or as to which dissenter’s rights have been perfected, would be converted into the right to receive $37.50 per share in cash (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders, other than the Acquiror and its affiliates.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

B-1

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company (including serving as joint lead manager to the Company in connection with its offering of Company Shares in December 2005) and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than the Acquiror and its affiliates.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

B-2

ANNEX C

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

REVOCABLE PROXY
MARITRANS INC.
SPECIAL MEETING OF STOCKHOLDERS
November 28, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE MARITRANS BOARD OF DIRECTORS.
      The undersigned stockholder of Maritrans Inc. (“Maritrans”), revoking all prior proxies, hereby appoints Judith M. Cortina and Walter T. Bromfield, or either of them acting singly, proxies, with full power of substitution to vote all shares of capital stock of Maritrans which the undersigned is entitled to vote at the special meeting of stockholders to be held on November 28, 2006 at 9:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or any adjournment or postponement thereof, upon matters set forth in the Notice of Special Meeting of Stockholders dated October 26, 2006, and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any other business that may properly be brought before the meeting by the Maritrans Board of Directors.
This proxy, when properly executed, will be voted in accordance with the specifications made herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, IF NECESSARY OR APPROPRIATE. All prior proxies are hereby revoked. This proxy may be revoked prior to its exercise by filing with the Secretary of Maritrans a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and electing to vote in person.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of September 25, 2006, among Overseas Shipholding Group, Inc., Marlin Acquisition Corporation and Maritrans Inc.	☐	☐	☐

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.	☐	☐	☐

Please be sure to sign and date this proxy in the box below.

THIS PROXY IS SOLICITED ON BEHALF OF THE MARITRANS BOARD OF DIRECTORS. PLEASE ACT PROMPTLY — SIGN, DATE & MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE TODAY.

Mark here if you plan to attend the meeting ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.	☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.